Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

CROWN CASTLE OPERATING COMPANY,

as the Borrower,

CROWN CASTLE INTERNATIONAL CORP. and

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

The Several Lenders

from Time to Time Parties Hereto

and

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent

Dated as of January 9, 2007

RBS SECURITIES CORPORATION and

KEYBANK NATIONAL ASSOCIATION,

as Revolving Loan

Joint Lead Arrangers and Joint Bookrunners

and

MORGAN STANLEY SENIOR FUNDING, INC.,

J.P. MORGAN SECURITIES INC., and

CALYON NEW YORK BRANCH

as Revolving Loan Co-Documentation Agents

i

4.2	No Change	58
4.3	Corporate Existence; Compliance with Law	58
4.4	Corporate Power; Authorization; Enforceable Obligations	59
4.5	No Legal Bar	59
4.6	Litigation	59
4.7	No Default	60
4.8	Ownership of Property; Liens	60
4.9	Intellectual Property	60
4.10	Taxes	60
4.11	Federal Regulations	60
4.12	Labor Matters	60
4.13	ERISA	61
4.14	Investment Company Act; Other Regulations	61
4.15	Subsidiaries	61
4.16	Use of Proceeds	61
4.17	Environmental Matters	62
4.18	Accuracy of Information, etc.	62
4.19	Security Interests	63
4.20	Solvency	63
4.21	Licenses and Registrations	63
4.22	Tower Notes Indenture; Global Signal 2004 Loan Agreement; Global Signal 2006 Loan Agreement; Holdings Securities Filings	63

SECTION 5.	CONDITIONS PRECEDENT	64
5.1	Conditions to Closing Date	64
5.2	Conditions to Each Extension of Credit	66

SECTION 6.	AFFIRMATIVE COVENANTS	67
6.1	Financial Statements	67
6.2	Certificates; Other Information	68
6.3	Payment of Obligations	70
6.4	Maintenance of Existence; Compliance	70
6.5	Maintenance of Property; Insurance	70
6.6	Inspection of Property; Books and Records; Discussions	71
6.7	Notices	71
6.8	Environmental Laws	73
6.9	Interest Rate Protection	73
6.10	Additional Collateral, etc.	73
6.11	Organizational Separateness	74
6.12	Cash; Control Accounts and Control Agreements	75
6.13	Use of Proceeds	76

SECTION 7.	NEGATIVE COVENANTS	76
7.1	Financial Condition Covenants	76
7.2	Indebtedness	77
7.3	Liens	80
7.4	Fundamental Changes	82

7.5	Disposition of Property	83
7.6	Restricted Payments	84
7.7	Investments	85
7.8	Certain Payments and Modifications of Certain Agreements	87
7.9	Transactions with Affiliates; Management Agreement and Fees	88
7.10	Sales and Leasebacks	88
7.11	Changes in Fiscal Periods	89
7.12	Negative Pledge Clauses	89
7.13	Clauses Restricting Subsidiary Distributions	89
7.14	Lines of Business	89
7.15	Holding Company Status	90
7.16	Communications Tower Facilities	90
7.17	Unrestricted Subsidiary Capital Stock; GTE JV Capital Stock	90
7.18	GTE JV and Crown Castle GT Corp.; Tower SPVs and Unrestricted Subsidiary SPVs; Australian Subsidiary	90
7.19	Designation of Unrestricted Subsidiaries as Subsidiaries	91
7.20	Designation of Subsidiaries as Unrestricted Subsidiaries	91
7.21	Capital Expenditures	91

SECTION 8.	EVENTS OF DEFAULT	91

SECTION 9.	THE ADMINISTRATIVE AGENT	95
9.1	Appointment	95
9.2	Delegation of Duties	95
9.3	Exculpatory Provisions	95
9.4	Reliance by Administrative Agent	95
9.5	Notice of Default	96
9.6	Non-Reliance on Administrative Agent and Other Lenders	96
9.7	Indemnification	97
9.8	Administrative Agent in Its Individual Capacity	97
9.9	Successor Administrative Agent	97
9.10	Other Agents; Lead Arrangers	98

SECTION 10.	MISCELLANEOUS	98
10.1	Amendments and Waivers	98
10.2	Notices	99
10.3	No Waiver; Cumulative Remedies	100
10.4	Survival of Representations and Warranties	100
10.5	Payment of Expenses and Taxes; Indemnification	100
10.6	Successors and Assigns; Participations and Assignments	102
10.7	Adjustments; Set-off	105
10.8	Counterparts	106
10.9	Severability	106
10.10	Integration	106
10.11	GOVERNING LAW	107
10.12	Submission To Jurisdiction; Waivers	107
10.13	Acknowledgements	107

10.14	Releases of Guarantees and Liens	108
10.15	Confidentiality	108
10.16	WAIVERS OF JURY TRIAL	109
10.17	Patriot Act	109

SECTION 11.	GUARANTY	109
11.1	Guaranty; Limitation of Liability	109
11.2	Guaranty Absolute	110
11.3	Waivers and Acknowledgments	112
11.4	Subordination	113
11.5	Continuing Guaranty	114

SCHEDULES:

4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

ANNEX A – PRICING GRID

EXHIBITS:

A-1	Form of Pledge Agreement
A-2	Form of Security Agreement
B	Form of Compliance Certificate
C-1/C-2	Form of Closing Certificate
D	[Intentionally Omitted]
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Cravath, Swaine & Moore LLP
G	Form of Prepayment Option Notice
H	Form of Exemption Certificate
I	Form of Permitted Borrower Subordinated Note
J	Form of Joinder Agreement
K-1	Form of Term Loan Note
K-2	Form of Revolving Loan Note
K-3	Form of Swingline Loan Note

v

CREDIT AGREEMENT, dated as of January 9, 2007, among CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation (“Holdings”), CROWN CASTLE OPERATING COMPANY, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (as defined below) from time to time party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent (as defined below).

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Revolving Loans (as defined below) at any time and from time to time prior to the Revolving Termination Date (as defined below), in an aggregate principal amount at any time outstanding not in excess of $250,000,000;

WHEREAS, the Borrower may request that prospective Term Loan Lenders (as defined below) agree to make available Term Loans pursuant to Section 2.23 from time to time after the Closing Date in an aggregate principal amount not to exceed $700,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum announced from time to time by The Royal Bank of Scotland plc as its prime rate in effect at its principal office (the Prime Rate not being intended to be the lowest rate of interest charged by The Royal Bank of Scotland plc in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Additional Tower Notes”: any Tower Notes issued pursuant to the Tower Notes Indenture at any time after the date hereof.

“Administrative Agent”: The Royal Bank of Scotland plc, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Section 9.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for any day, a rate per annum equal to:

(a) with respect to Revolving Loans (i) 1.00% for Revolving Loans maintained as ABR Loans and (ii) 2.00% for Revolving Loans maintained as Eurodollar Loans; provided that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the completion of one full fiscal quarter of Holdings, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid; and

(b) with respect to Term Loans, the applicable percentage specified in the applicable Term Loan Joinder.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Entities”: at any time, the Asset Entities (as defined in the Tower Notes Indenture) under the Tower Notes Indenture at such time. As of the Closing Date, the Asset Entities consist of Crown Atlantic, Crown Communication, Crown GT, Crown NY, Crown PR, Crown PT, Crown South, Crown 05, Crown PR LLC, Crown MU and Crown MUPA.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g), (h)(i) or (i) of Section 7.5) that yields gross proceeds to the Borrower or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Australian Intercompany Loans”: at any time, loans from the Borrower to the Australian Subsidiary or any of its Wholly Owned Subsidiaries outstanding at such time in an aggregate principal amount not exceeding an amount equal to the product of (a) the portion of Consolidated Adjusted EBITDA for the most recently ended four fiscal quarter period for which financial statements have been required to be delivered pursuant to clause (b) or (d) of Section 6.1 attributable to the Australian Subsidiary and its Wholly Owned Subsidiaries and (b) seven.

“Australian Subsidiary”: Crown Castle Australia Holdings PTY Ltd.

“Available Revolving Commitment”: as to any Revolving Lender at any time, the amount by which (a) such Lender’s Revolving Commitment then in effect exceeds (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding in each case any such expenditure (a) constituting reinvestment of the Net Proceeds of any Asset Sale or Recovery Event, to the extent permitted by Section 2.9(c), or (b) made by such Person or any of its Subsidiaries as payment of the consideration for any acquisition of all the outstanding Capital Stock (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person, to the extent such acquisition is permitted by Section 7.7.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest substantially exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) in the case of any Foreign Subsidiary (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (g) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Trap Event”: as defined in each of the Global Signal 2004 Loan Agreement and the Global Signal 2006 Loan Agreement.

“Cash Trap Condition”: as defined in the Tower Notes Indenture.

“CC Tower Sites”: the wireless communications towers that are part of the assets of the Asset Entities.

“CC Towers Holding”: CC Towers Holding LLC, a Delaware limited liability company.

“CCGS Holdings LLC”: CCGS Holdings LLC, a Delaware limited liability company.

“Change of Control”: (a) other than in connection with the Global Signal Acquisition, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings; (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Security Documents); (d) a Specified Change of Control shall occur; (e) the Borrower shall cease to own directly or indirectly all of the issued and outstanding Capital Stock of Crown USA or each Subsidiary Guarantor; (f) except as expressly permitted by this Agreement, Crown USA shall cease to own directly or indirectly all of the issued and outstanding Capital Stock of any of CC Towers Holding; (g) CC Towers Holding shall cease to own directly all of the issued and outstanding Capital Stock of the Tower Notes Guarantor; (h) the Tower Notes Guarantor shall cease to own directly all of the issued and outstanding Capital Stock of the Issuer Entity; (i) the Issuer Entity shall cease to own, directly or indirectly, all of the issued and outstanding Capital Stock of the other Tower Notes Issuers and the Asset Entities or; (k) upon the consummation of the Global Signal Acquisition or any time thereafter, (x) except as expressly permitted by this Agreement, Global Signal Operating Partnership, L.P. shall cease to own directly all of the issued and outstanding Capital Stock of the Global Signal 2004 Lender, Global Signal 2006 Lender, Global Signal 2004 Guarantor and Global Signal 2006 Guarantor, (y) except as expressly permitted by this Agreement, the Global Signal 2004 Guarantor shall cease to own directly or indirectly all of the issued and outstanding Capital Stock of the Global Signal 2004 Borrowers, or (z) except as expressly permitted by this Agreement, the Global Signal 2006 Guarantor shall cease to own directly or indirectly all of the issued and outstanding Capital Stock of the Global Signal 2006 Borrowers.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 9, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collection Account”: as defined in the Tower Notes Indenture.

“Commitment”: with respect to any Lender, such Lender’s Revolving Commitment or Term Loan Commitment.

“Commitment Fee Rate”: a rate per annum based on Revolving Facility usage as a percentage of the Total Revolving Commitments as set forth below:

Amount Utilized	Rate
> $125,000,000	0.125%
≤ $125,000,000	0.375%

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Adjusted EBITDA”: for any period, the consolidated net income (loss) of Holdings and its Subsidiaries for such period plus, to the extent deducted in determining consolidated net income, without duplication (a) the cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, credit (provision) for income taxes, interest expense, amortization of deferred financing costs, interest and other income (expense), depreciation, amortization and accretion, operating stock-based compensation charges, asset write-down charges and restructuring charges (credits), (b) to the extent such income is not otherwise included in the consolidated net income of Holdings and its Subsidiaries, the income of any Person (including any Unrestricted Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest to the extent such income is actually received by Holdings or any of its Subsidiaries in the form of dividends or similar distributions during such period and (c) any integration charges associated with the Global Signal Acquisition. With respect to Tower Sites acquired by Holdings or any of its Subsidiaries after the date as of which Consolidated Adjusted EBITDA is determined, there shall be added thereto the Net Cash Flow for such Tower Sites as if such Tower Sites had been owned for the entire period for which Consolidated Adjusted EBITDA was determined. With respect to Tower Sites acquired by Holdings or any of its Subsidiaries during any period for which Consolidated Adjusted EBITDA is determined, the revenues and expenses related to such Tower Sites shall be annualized in the same manner that Net Cash Flow is annualized pursuant to the proviso applicable to such Tower Sites contained in the definition thereof.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and the Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated Interest Coverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed quarter multiplied by 4 to (b) Consolidated Pro Forma Debt Service determined as of such day.

“Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Adjusted EBITDA for the most recently completed quarter multiplied by 4.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and the Subsidiaries for such period (adjusted to exclude non-cash minority interests), determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, Governing Document or Requirement of Law applicable to such Subsidiary.

“Consolidated Pro Forma Debt Service”: as of the last day of any period the aggregate amount of interest that Holdings and its Subsidiaries will be required to pay over the succeeding twelve months on the principal balance of the Indebtedness of Holdings and its Subsidiaries then outstanding based on the then current interest rate for such Indebtedness.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, provided that the term “Indebtedness” for purposes of this definition shall not include (a) the Holdings Existing Preferred Stock or (b) obligations of Holdings and its Subsidiaries, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, unless such acceptance, letter of credit, surety bond or similar arrangement supports an obligation that constitutes Indebtedness.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contingent Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Continuing Directors”: the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Account”: any deposit, checking, savings, securities, brokerage or other similar account now or hereafter established by the Borrower.

“Control Agreement”: an account control agreement among the Borrower, the Administrative Agent and the applicable financial institution or securities intermediary in respect of a Control Account, in form and substance satisfactory to the Administrative Agent.

“Crown 05”: Crown Castle Towers 05 LLC, a Delaware limited liability company.

“Crown Atlantic”: Crown Atlantic Company LLC, a Delaware limited liability company.

“Crown Communication”: Crown Communication Inc., a Delaware corporation.

“Crown GT”: Crown Castle GT Company LLC, a Delaware limited liability company.

“Crown MU”: Crown Castle MU LLC, a Delaware limited liability company.

“Crown MUPA”: Crown Castle MUPA LLC, a Delaware limited liability company

“Crown NY”: Crown Communication New York, Inc., a Delaware corporation.

“Crown Operating”: Crown Castle Operating LLC.

“Crown PR”: Crown Castle International Corp. de Puerto Rico, a Puerto Rico corporation.

“Crown PR LLC”: Crown Castle PR LLC, a Puerto Rico limited liability company.

“Crown PT”: Crown Castle PT Inc., a Delaware corporation.

“Crown South”: Crown Castle South LLC, a Delaware limited liability company.

“Crown USA”: Crown Castle USA Inc., a Pennsylvania corporation.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that defaults in its obligation to make any Loan hereunder.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period as calculated by the British Bankers’ Association and obtained by the Administrative Agent through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such Service, the “Eurodollar Base Rate” shall be determined by reference to the rate at which The Royal Bank of Scotland plc is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and the Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and the Subsidiaries in cash during such fiscal year on account of Capital Expenditures or Investments permitted by Section 7.7(i) (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and the Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the aggregate amount of dividends paid by the Borrower during such fiscal year pursuant to Section 7.6(b)(iii), and (c)(ii) (other than dividends paid with proceeds of Revolving Loans).

“Excess Cash Flow Application Date”: as defined in Section 2.9(d).

“Excluded Indebtedness”: (a) any Indebtedness incurred pursuant to Section 7.2 (excluding clause (m)(i)(B) thereof) and (b) any Indebtedness incurred pursuant to Section 7.2(m)(i)(B) if, after giving effect thereto, the Consolidated Leverage Ratio (calculated as of the last day of the most recently completed fiscal quarter on a pro forma basis as if such Indebtedness was incurred on the first day of such quarter) is less than or equal to 8.00 to 1.00.

“Extending Lender”: as defined in Section 2.3(c).

“Extension Date”: as defined in Section 2.3(c).

“FAA”: the Federal Aviation Administration or any Governmental Authority at any time substituted therefor.

“Facility”: each of (a) the Term Loans (the “Term Loan Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FCC”: the Federal Communications Commission or any Governmental Authority at any time substituted therefor.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by The Royal Bank of Scotland plc from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Global Signal 2004 Borrowers”: at any time, the Borrowers (as defined in the Global Signal 2004 Loan Agreement) under the Global Signal 2004 Loan Agreement at such time. As of the Closing Date, the Global Signal 2004 Borrowers consist of Pinnacle Towers

Acquisition Holdings LLC, Pinnacle Towers Acquisition LLC, Tower Ventures III, LLC, Global Signal REIT Savings TRS, Inc., TVHT, LLC and Goldenstate Towers, LLC.

“Global Signal 2004 Cash Management Agreement”: the Cash Management Agreement among Global Signal Services LLC, the Global Signal 2004 Borrowers, LaSalle Bank National Association and Towers Finco II LLC, dated as of December 7, 2004.

“Global Signal 2004 Guarantor”: Global Signal Holdings III LLC.

“Global Signal 2004 Lender”: Towers Finco II LLC.

“Global Signal 2004 Loan”: the loan made to the Global Signal 2004 Borrowers pursuant to the Global Signal 2004 Loan Agreement.

“Global Signal 2004 Loan Agreement”: the Amended and Restated Loan and Security Agreement, dated as of December 7, 2004, among the Global Signal 2004 Borrowers and the Global Signal 2004 Lender.

“Global Signal 2004 Management Agreement”: the Management Agreement among Global Signal Services LLC and the Global Signal 2004 Borrowers, dated as of December 7, 2004.

“Global Signal 2004 Securitization DSCR”: as of the end of any fiscal quarter, the ratio of Net Cash Flow divided by the amount of interest that the Global Signal 2004 Borrowers will be required to pay over the succeeding twelve months on the Principal Amount (as defined in the Global Signal 2004 Loan Agreement) of the Global Signal 2004 Loan.

“Global Signal 2004 Tower Sites”: the wireless communication towers owned, leased or managed by the Global Signal 2004 Borrowers.

“Global Signal 2004 Trust Agreement”: the Trust and Servicing Agreement dated as of December 7, 2004, among Towers Finco II LLC, as depositor, Midland Loan Services, Inc., as servicer, LaSalle Bank National Association, as trustee, and ABN AMRO Bank N.V., as fiscal agent.

“Global Signal 2006 Borrowers”: at any time, the Borrowers (as defined in the Global Signal 2006 Loan Agreement) under the Global Signal 2006 Loan Agreement at such time. As of the Closing Date, the Global Signal 2006 Borrowers consist of Global Signal Acquisitions LLC, Global Signal Acquisitions II LLC, Pinnacle Towers LLC, Intracoastal City

Towers LLC, Tower Systems LLC, Radio Station WGLD LLC, High Point Management Co. LLC, ICB Towers, LLC, AirComm of Avon, L.L.C., Interstate Tower Communications LLC, Tower Technology Company of Jacksonville LLC, Pinnacle Towers III LLC, Coverage Plus Antenna Systems LLC, Pinnacle Towers V Inc., Shaffer & Associates Inc. and Sierra Towers, Inc.

“Global Signal 2006 Cash Management Agreement”: the Cash Management Agreement between Global Signal Services LLC and the Global Signal 2006 Borrowers, dated as of February 28, 2006.

“Global Signal 2006 Guarantor”: Global Signal Holdings V LLC.

“Global Signal 2006 Lender”: Towers Finco III LLC.

“Global Signal 2006 Loan Agreement”: the Amended and Restated Loan and Security Agreement, dated as of February 28, 2006, among the Global Signal 2006 Borrowers and the Global Signal 2006 Lender.

“Global Signal 2006 Loans”: the loans made to the Global Signal 2006 Borrowers pursuant to the Global Signal 2006 Loan Agreement.

“Global Signal 2006 Management Agreement”: the Management Agreement between Global Signal Services LLC and the Global Signal 2006 Borrowers, dated as of February 28, 2006.

“Global Signal 2006 Securitization DSCR”: as of the end of any fiscal quarter, the ratio of Net Cash Flow divided by the amount of interest that the Global Signal 2006 Borrowers will be required to pay over the succeeding twelve months on the Principal Amount (as defined in the Global Signal 2006 Loan Agreement) of all Global Signal 2006 Loans taken as a whole.

“Global Signal 2006 Tower Sites”: the wireless communication towers owned, leased, operated or managed by the Global Signal 2006 Borrowers.

“Global Signal 2006 Trust Agreement”: the Trust and Servicing Agreement dated as of February 28, 2006 among Towers Finco III LLC, as depositor, Midland Loan Services, Inc., as servicer, and LaSalle Bank National Association, as trustee.

“Global Signal Acquisition”: the merger of Global Signal Inc. with and into CCGS Holdings pursuant to the Global Signal Merger Agreement.

“Global Signal Cash Management Agreements”: the Global Signal 2004 Cash Management Agreement and the Global Signal 2006 Cash Management Agreement.

“Global Signal Loan Documents”: (a) the Global Signal 2004 Loan Agreement, the Global Signal 2004 Cash Management Agreement and the other Loan Documents (as defined in the Global Signal 2004 Loan Agreement) and (b) the Global Signal 2006 Loan Agreement, the Global Signal 2006 Cash Management Agreement and the other Loan Documents (as defined in the Global Signal 2006 Loan Agreement.)

“Global Signal Management Agreements”: the Global Signal 2004 Management Agreement, the Global Signal 2006 Management Agreement and the Global Signal Cash Management Agreements.

“Global Signal Manager”: the manager described in the Global Signal 2004 Management Agreement and the Global Signal 2006 Management Agreement, as applicable, which as of the Closing Date is Global Signal Services LLC, or a replacement manager selected in accordance with the Global Signal 2004 Loan Agreement or the Global Signal 2006 Loan Agreement, as applicable.

“Global Signal Merger Agreement”: the Agreement and Plan of Merger dated as of October 5, 2006, among Holdings, Global Signal Inc. and CCGS Holdings.

“Governing Documents”: collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“GTE JV”: Crown Castle GT Holding Company LLC, a Delaware limited liability company.

“Guarantied Obligations”: as defined in Section 11.1.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Guaranty”: the guarantee of each Guarantor set forth in Section 11.

“Holdings”: as defined in the preamble hereto.

“Holdings Debt Agreements”: the collective reference to the agreements in existence on the Closing Date governing the 4% Senior Notes Due 2010 and the Holdings Existing Preferred Stock.

“Holdings Existing Preferred Stock”: the 6.25% Convertible Preferred Stock.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price (to the extent determinable) of property or services (other than current trade payables incurred in the ordinary course of such Person’s business); provided that to the extent any such obligation is reflected as a liability on the balance sheet of such Person, such obligation shall in any event be considered “Indebtedness”, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Swap Agreements. For purposes of Section 8(e), the principal amount of obligations of any Person in respect of any Swap Agreement at any date shall be the maximum aggregate amount (giving effect to any netting arrangements) that such Person would be required to pay if such Swap Agreement were terminated at such date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Revolving Loan that is an ABR Loan or a Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.7.

“Issuer Entity”: Crown Castle Towers LLC, a Delaware limited liability company.

“Issuing Lender”: The Royal Bank of Scotland plc and any other Revolving Lender selected by the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Administrative Agent as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Last Response Date”: as defined in Section 2.3(c).

“L/C Commitment”: $25,000,000.

“L/C Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate maximum amount available to be drawn as of that time or at any time thereafter under then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“License”: any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement, determination or other right filed with, granted by, or entered into by a Governmental Authority which permits or authorizes the ownership, construction, management or maintenance of a Tower Site or the use of a Tower Site for communications.

“Licensing Authority”: a Governmental Authority that has granted a License.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, Letters of Credit, any Note and any Term Loan Joinder.

“Loan Parties”: Holdings, the Borrower and each Subsidiary that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Agreements”: the Tower Management Agreement and the Global Signal Management Agreements.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Subsidiary”: each Subsidiary of the Borrower now existing or hereafter acquired or formed, and each successor thereto, (a) which accounts for more than five percent (5%) of (i) the consolidated gross revenues of the Borrower and its Subsidiaries or (ii) the consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (b) if the Subsidiaries that do not constitute Material Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than ten percent (10%) of such consolidated gross revenues and more than ten percent (10%) of the consolidated assets, each as described in clause (a) above, then the term “Material Subsidiary” shall also include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least ninety percent (90%) of the consolidated gross revenues and ninety percent (90%) of the consolidated assets, each as described in clause (a) above.

“Material Towers”: as of any date of determination, any Tower Sites or any group or set of Tower Sites wheresoever located to which more than 10% of Consolidated Adjusted EBITDA for the most recently ended four fiscal quarter period for which financial statements have been required to be delivered pursuant to Section 6.1 is attributable.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multi-employer Plan”: a Plan that is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Flow”: as of any date of determination,

(a) with respect to the Tower Securitization DSCR or any CC Tower Site, the Net Operating Income (as defined in the Tower Notes Indenture) for any period ended as of the most recently ended calendar quarter for which financial statements have been required to be delivered pursuant to clause (b) or (d) of Section 6.1 and (d), less the management fee payable pursuant to the Tower Management Agreement in an amount equal to 7.5% (unless a Person other than Holdings or any of its Subsidiaries (including, for purposes of this clause (a), its Unrestricted Subsidiaries) shall be the Tower Notes Manager, in which case such percentage shall be a percentage not to exceed 10%) of Operating Revenues (as defined in the Tower Notes Indenture) for such period; provided that (i) in calculating Net Cash Flow for any twelve month period ending prior to and during the first three full calendar months following acquisition of a CC Tower Site, Net Cash Flow for such CC Tower Site shall be equal to the Annualized Net Cash Flow (as defined in the Tower Notes Indenture) of such CC Tower Site, and (ii) in calculating Net Cash Flow for any twelve month period ending after the third full calendar month of ownership of such CC Tower Site and through the date that the CC Tower Site has been owned by an Asset Entity for twelve full calendar months, Net Cash Flow for such CC Tower Site shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such CC Tower Site, less the management fee payable pursuant to the Tower Management Agreement in an amount equal to 7.5% (unless a Person other than Holdings or any of its Subsidiaries (including, for purposes of this clause (a), its Unrestricted Subsidiaries) shall be the Tower Notes Manager, in which case such percentage shall be a percentage not to exceed 10%) of the actual Operating Revenues of such CC Tower Site, annualized based upon such period of ownership;

(b) with respect to the Global Signal 2004 Securitization DSCR or any Global Signal 2004 Tower Site, the Net Operating Income (as defined in the Global Signal 2004 Loan Agreement) for any period ended as of the most recently ended calendar quarter for which financial statements have been required to be delivered pursuant to clause (b) or (d) of Section 6.1, less a management fee equal to 10% of Operating Revenues (as defined in the 2004 Global Signal Loan Agreement) for such period; provided that in calculating Net Cash Flow for any twelve month period ending prior to and during the first three full calendar months following acquisition of a Property (as defined in the Global Signal 2004 Loan Agreement), Net Cash Flow for such Property shall be equal to the Annualized Run Rate Net Cash Flow (as defined in the Global Signal 2004 Loan Agreement) of such Property and following the third full calendar month of ownership of such Property and through the date that the Property ceases to be an Unseasoned Property (as defined in the Global Signal 2004 Loan Agreement), Net Cash Flow for such Property shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Property, less a management fee equal to 10% of the actual Operating Revenues of such Property, annualized based upon such period of ownership; and

(c) with respect to the Global Signal 2006 DSCR or any Global Signal 2006 Tower Site, the Net Operating Income (as defined in the Global Signal 2006 Loan Agreement) for any period ended as of the most recently ended calendar quarter for which financial statements have been required to be delivered pursuant to clause (b) or (d) of Section 6.1, less a management fee equal to 7.5% (or, if the Global Signal Manager is no longer an Affiliate (as defined in the Global Signal 2006 Loan Agreement) of the Global Signal 2006 Borrower Parties, 10%) of Operating Revenues (as defined in the Global Signal 2006 Loan Agreement) for such period; provided that in calculating Net Cash Flow for any twelve month period ending prior to and during the first three full calendar months following acquisition of a Property (as defined in the Global Signal 2006 Loan Agreement), Net Cash Flow for such Property shall be equal to the Annualized Run Rate Net Cash Flow (as defined in the Global Signal 2006 Loan Agreement) of such Property and following the third full calendar month of ownership of such Property and through the date that the Property ceases to be an Unseasoned Property (as defined in the Global Signal 2006 Loan Agreement), Net Cash Flow for such Property shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Property, less a management fee equal to 7.5% (or, if the Global Signal Manager is no longer an Affiliate of the Global Signal 2006 Borrower Parties, 10%) of the actual Operating Revenues of such Property, annualized based upon such period of ownership.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Extending Lender”: as defined in Section 2.3(c).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or to any Lender (or, in the case of Swap Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Swap Agreement entered into with any Lender or any Affiliate of any Lender (including any counterparty that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into) or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Borrower Subordinated Indebtedness”: Indebtedness of the Borrower to Holdings which is evidenced by a promissory note substantially identical to Exhibit I.

“Permitted Communications Facilities”: communications tower facilities, broadcast facilities or other facilities related to the provision of broadcast or wireless telecommunications services.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge and Security Agreement to be executed and delivered by Holdings, the Borrower and Crown Operating, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Post Petition Interest”: as defined in Section 11.4.

“Prepayment Date”: as defined in Section 2.15(d).

“Prepayment Option Notice”: as defined in Section 2.15(d).

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheets”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Recovery Event”: any settlement of or payment in respect of any casualty or other insured claim or any taking under power of eminent domain, condemnation or similar proceeding relating to any asset of the Borrower or any Subsidiary.

“Refunded Swingline Loans”: as defined in Section 2.5(b).

“Refunding Date”: as defined in Section 2.5(c).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 2.3(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unused Term Loan Commitments then in effect, (b) the aggregate unpaid principal amount of the Term Loans then outstanding and (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Term Loan Commitments in effect, the Term Loans outstanding and the Revolving Commitments in effect (or, when applicable, the Revolving Extensions of Credit outstanding) of any Defaulting Lender shall be excluded for purposes of any vote of the Required Lenders.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or final order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on such Lender’s addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $250,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(b).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the Revolving Extensions of Credit of such Lender constitutes of the aggregate Revolving Extensions of Credit of all Lenders then outstanding).

“Revolving Termination Date”: the date that is 364 days after the Closing Date, subject to extension as provided in Section 2.3(c).

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreement”: the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Pledge Agreement, the Security Agreement, the Control Agreements, any separate guarantee agreement entered into by any Subsidiary in order to guarantee the Obligations and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” after giving effect to the expected value of rights of indemnity, contribution and subrogation, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured after giving effect to the expected value of rights of indemnity, contribution and subrogation, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature after giving effect to the expected value of rights of indemnity, contribution and subrogation. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” or any defined term having a comparable purpose contained in the documentation governing any Indebtedness of Holdings or the Borrower in an aggregate principal amount exceeding $10,000,000 or in the Tower Notes Indenture or, upon and after consummation of the Global Signal Acquisition, in the Global Signal 2004 Loan Agreement or the Global Signal 2006 Loan Agreement.

“Subordinated Indebtedness”: any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment) prior to the repayment of the Loans and repayment or termination of L/C Obligations and the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subordinated Obligations”: as defined in Section 11.4.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that Unrestricted Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Agreement (other than in the definitions of “Net Cash Flow”, “Unrestricted Borrower Subsidiary”, “Unrestricted Holdings Subsidiary” and “Unrestricted Subsidiary” and Sections 4.1(b), 4.6, 4.7, 4.10, 4.15, 4.17 and 7.15). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: Crown Operating and any Person that becomes a party to this Agreement as a “Guarantor” pursuant to Section 6.10 hereof or any other provision of this Agreement or any Loan Document.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: The Royal Bank of Scotland plc, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.4(a).

“Swingline Participation Amount”: as defined in Section 2.5(c).

“Term Loan”: as defined in Section 2.23.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on such Lender’s addendum or in the applicable Term Loan Joinder or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Effective Date”: as defined in Section 2.23(a).

“Term Loan Facility”: as defined in the definition of “Facility”.

“Term Loan Joinder”: as defined in Section 2.23(c).

“Term Loan Lender”: each Lender that holds a Term Loan Commitment or a Term Loan.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Term Loan Prepayment Amount”: as defined in Section 2.15(d).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tower Indenture Trustee”: the indenture trustee described in the Tower Notes Indenture, which as of the Closing Date is The Bank of New York, or a replacement indenture trustee selected in accordance with the Tower Notes Indenture.

“Tower Management Agreement”: the Management Agreement between Crown USA and the Asset Entities (other than Crown Atlantic and Crown GT), and the immediate parents of Crown Atlantic and Crown GT, dated as of June 8, 2005.

“Tower Notes”: any notes issued from time to time pursuant to the Tower Notes Indenture.

“Tower Notes Guarantor”: CC Towers Guarantor LLC, a Delaware limited liability company that is wholly owned by CC Towers Holding and that owns all of the issued and outstanding Equity Interests of the Issuer Entity.

“Tower Notes Indenture”: the Indenture between the Tower Notes Issuers, as issuers of the Tower Notes, and the Tower Indenture Trustee, dated as of June 1, 2005.

“Tower Notes Indenture Documents”: the Tower Notes Indenture, the Tower Notes, the Tower Management Agreement, the Tower Servicing Agreement and the other Transaction Documents (as defined in the Tower Notes Indenture).

“Tower Notes Issuers”: at any time, the Issuers (as defined in the Tower Notes Indenture) under the Tower Notes Indenture at such time. As of the Closing Date, the Tower Notes Issuers consist of the Issuer Entity, Crown Communication, Crown NY, Crown PR, Crown PT, Crown South, Crown 05, Crown PR LLC, Crown MU and Crown MUPA.

“Tower Notes Manager”: the manager described in the Tower Management Agreement, which as of the Closing Date is Crown USA, or a replacement manager selected in accordance with the Tower Notes Indenture.

“Tower Securitization DSCR”: as of the end of any fiscal quarter, the ratio of Net Cash Flow of the Asset Entities for the twelve month period then ended to the amount of interest that the Tower Notes Issuers will be required to pay over the succeeding twelve months on the principal balance of the Tower Notes (less amounts, if any, in the Liquidated Tower Replacement Account (as defined in the Tower Notes Indenture)), assuming that all Tower Notes then outstanding (determined in accordance with the Tower Notes Indenture) will be outstanding for such twelve-month period, and that the interest rate on the Class A-FL Notes (as defined in the Tower Notes Indenture) of each series of Tower Notes is equal to (and determined on the same basis as) the interest rate on the Class A-FX Notes (as defined in the Tower Notes Indenture) of the same series and determined without giving effect to any reduction in interest related to any Value Reduction Amount (as defined in the Tower Notes Indenture).

“Tower Servicing Agreement”: the Servicing Agreement between the Midland Loan Services, Inc., as servicer, and the Tower Indenture Trustee dated as of June 8, 2005.

“Tower Sites”: the CC Tower Sites and, upon and after consummation of the Global Signal Acquisition, the Global Signal 2004 Tower Sites and the Global Signal 2006 Tower Sites.

“Tower SPV”: a Wholly Owned Subsidiary of the Borrower formed for the sole purpose of holding communications tower facilities.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Borrower Subsidiary”: (a) any Subsidiary created, acquired or activated by the Borrower or any Subsidiary after the date hereof and designated as such by the Borrower substantially concurrently with such creation, acquisition or activation and (b) any Subsidiary of such designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Borrower Subsidiary (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Contingent Obligation, by operation of law or otherwise) against Holdings or any of its other Subsidiaries (other than another Unrestricted Borrower Subsidiary) in respect of any Indebtedness or other obligation of any such Subsidiary; (ii) neither of Holdings nor any of its Subsidiaries (other than another Unrestricted Borrower Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of Holdings or its other Subsidiaries (other than another Unrestricted Borrower Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) all Capital Stock of such Subsidiary shall be held at all times by an Unrestricted Subsidiary SPV, either directly or (through one or more Unrestricted Borrower Subsidiaries) indirectly; and (v) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“Unrestricted Holdings Subsidiary”: (a) any Subsidiary of Holdings (other than the Borrower and the Subsidiaries) (i) created, acquired or activated by Holdings or any of its Subsidiaries (other than the Borrower and the Subsidiaries) after the date hereof and designated as such by Holdings substantially concurrently with such creation, acquisition or activation or (ii) designated as such by Holdings as of the date of this Agreement and (b) any Subsidiary of such designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Holdings Subsidiary (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Contingent Obligation, by operation of law or otherwise) against Holdings or any of its other Subsidiaries (other than another Unrestricted Holdings Subsidiary) in respect of any Indebtedness or other obligation of any such Subsidiary; (ii) neither Holdings nor any of its Subsidiaries (other than another Unrestricted Holdings Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of Holdings or its other Subsidiaries (other than another Unrestricted Holdings Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) all Capital Stock of such Subsidiary shall be held at all times by an Unrestricted Subsidiary SPV, either directly or (through one or more Unrestricted Holdings Subsidiaries) indirectly; and (v) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“Unrestricted Subsidiaries”: the collective reference to the Unrestricted Borrower Subsidiaries and the Unrestricted Holdings Subsidiaries. It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower or Holdings, except as explicitly set forth in the definition of the term “Consolidated Adjusted EBITDA”. Notwithstanding anything to the contrary contained in this Agreement, (x) the Australian Subsidiary shall not be an Unrestricted Subsidiary, (y) the GTE JV shall not be an Unrestricted Subsidiary and (z) no Tower SPV, Unrestricted Subsidiary SPV, Tower Notes Guarantor, Tower Notes Issuer, Asset Entity or, upon and after consummation of the Global Signal Acquisition, Global Signal 2004 Borrower or Global Signal 2006 Borrower shall be an Unrestricted Subsidiary.

“Unrestricted Subsidiary SPV”: a Wholly Owned Subsidiary of Holdings or the Borrower, as the case may be, formed for the sole purpose of holding the Capital Stock of one or more Unrestricted Subsidiaries.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. In order for a Person to qualify as a “Wholly Owned Subsidiary” of the Borrower or any of its Subsidiaries, such Person must also be a Subsidiary.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Qualifying Subsidiary Guarantor”: any Wholly Owned Subsidiary Guarantor organized under the laws of any jurisdiction within the United States or Australia.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) references to Contractual Obligations

(including the Loan Documents) shall, unless otherwise specified, be deemed to refer to such Contractual Obligations as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time to the extent such amendment, restatement, supplement, replacement, refinancing or modification was made prior to the Closing Date or is otherwise permitted by the terms of this Agreement or the other Loan Documents.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For the purposes of calculating Consolidated Adjusted EBITDA for any period (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Acquisition, the Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Reference Period. As used herein, “Material Acquisition” means any acquisition of property (including wireless communication towers that are not Tower Sites, but excluding Tower Sites (which shall be accounted for as set forth in the definition of the term Consolidated Adjusted EBITDA)) or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and the Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any Subsidiary (any such gross proceeds that are non-cash proceeds shall be valued at (A) in the case of notes or other debt securities, the initial principal amount thereof and (B) otherwise, fair market value) in excess of $1,000,000.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Loans; Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (a) the L/C Obligations then outstanding and (b) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Loans and Term Loans, if any, may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2 Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give the Administrative Agent written irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the Facility under which such borrowing is to be made, (ii) the amount and Type of Loans to be borrowed, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing shall be in an aggregate amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5; and provided, further, that Revolving Loans that refund draws under the Letters of Credit or Swingline Loans may be in amounts less than specified above. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Loans; Early Maturity.

(a) (i) All then outstanding Revolving Loans shall be repaid, and all then outstanding Revolving Commitments shall be terminated, on the Revolving Termination Date and (ii) all then outstanding Term Loans shall be repaid on the applicable final maturity date as set forth in the Term Loan Joinder pursuant to which such Term Loans are made.

(b) Notwithstanding anything to the contrary in this Agreement, all outstanding Loans shall be repaid and all outstanding Commitments shall be terminated on the date that is six months prior to the date of any scheduled maturity or redemption of the Holdings Existing Preferred Stock (unless the Holdings Existing Preferred Stock has been amended, amended and restated, replaced, refinanced or otherwise modified so that the scheduled maturity or redemption date thereof is at least six months after the maturity date of all outstanding Term Loans) or any preferred stock issued by Holdings after the Closing Date that has a maturity date earlier than six months following the maturity date of all outstanding Term Loans. For avoidance of doubt, if any preferred stock of Holdings is refinanced or otherwise extended such that it becomes scheduled to mature or be redeemed on a later date, such preferred stock will be considered thereafter to be scheduled to mature or be redeemed on such later date.

(c) At least 45 days but not more than 60 days prior to the Revolving Termination Date, the Borrower may, by written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Revolving Lender), request that each Revolving Lender agree to an extension of the Revolving Termination Date for a period of 364 days from its then scheduled expiration. Each Revolving Lender shall respond to such extension request (each such response being delivered to the Administrative Agent) in accordance with instructions provided by the Administrative Agent (which response shall not be required earlier than 30 days (such date, the “Last Response Date”) prior to the Revolving Termination Date), with the failure of any Revolving Lender to respond being deemed to be a negative response. Each Revolving Lender shall decide in its sole discretion whether or not to agree to such extension of the Revolving Termination Date. So long as the Majority Facility Lenders (including, for this purpose any Replacement Lender (as defined below) and excluding any Non-Extending Lender (as defined below) that will be replaced by a Replacement Lender) under the Revolving Facility have approved such extension request and no Default or Event of Default is in existence at such time, then each Revolving Lender that has responded affirmatively as set forth above (each such Revolving Lender, an “Extending Lender”) shall be deemed to have agreed (such agreement to become effective on the then effective Revolving Termination Date (such date, as “Extension Date”)) to cause the Revolving Termination Date to be extended as to each Extending Lender until the date which is 364 days after the then effective Revolving Termination Date. In the event that one or more Revolving Lenders (each, a “Non-Extending Lender”) do not agree to such extension, the Borrower may elect, with respect to each such Non-Extending Lender, on or before the Revolving Termination Date then in effect, to have, with the consent of the Administrative Agent, another bank or financial institution or entity (each, a “Replacement Lender”) acquire the Revolving Commitment of and Revolving Loans owing to each such Non-Extending Lender, which assignment of each such Non-Extending Lender’s Revolving Commitment and Revolving Loans shall be effected pursuant to an Assignment and Assumption executed by the applicable Non-Extending Lender, such other bank or financial institution or entity, the Borrower and the Administrative Agent. On such Extension Date, the

Revolving Commitment of any Non-Extending Lender shall, unless assigned in accordance with the immediately preceding sentence, automatically terminate in whole without any further notice or other action by the Borrower, such Non-Extending Lender or any other Person and all principal, interest and fees owing to such Non-Extending Lender shall be paid in full by the Borrower; provided that such Non-Extending Lender’s rights under Sections 2.16, 2.17, 2.18, 2.22 and 10.5 shall survive the Extension Date for such Non-Extending Lender as to matters occurring on or prior to such date.

2.4 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

2.5 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a nonrefundable commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent or any Lender the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent or such Lender.

2.7 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Prepayments of Term Loans pursuant to this Section 2.8 shall be at par plus accrued interest on the amount prepaid.

2.9 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be incurred by the Borrower or any Subsidiary (excluding any Excluded Indebtedness), (i) in the case of the incurrence of any such Indebtedness in the form of Additional Tower Notes, the proceeds thereof shall, as soon as such proceeds become available to the Issuer Entity, but in any event no later than the next Payment Date (as that term is defined in the Tower Notes Indenture) in respect of the Collection Period (as that term is defined in the Tower Notes Indenture) in which such Additional Tower Notes are issued, be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(e) in an amount equal to the lesser of (y) 100% of the aggregate face amount of such Additional Tower Notes, net of any expenses reasonably incurred by the Issuers in connection with such issuance, or (z) if such proceeds are deposited into the Collection Account, the amount available to be distributed to or at the direction of the Issuer Entity pursuant to clause Twentieth of Section 5.01(a) of the Tower Notes Indenture on such next Payment Date and (ii) in the case of the incurrence of all other such Indebtedness, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(e).

(b) If any Capital Stock shall be issued by Holdings or any of its Subsidiaries (excluding (i) Capital Stock issued to the Borrower or any other Subsidiary of Holdings, (ii) Capital Stock issued by Holdings and contributed to the Borrower solely for the purpose of making an Investment permitted by Section 7.7(i), (iii) Capital Stock issued by Holdings in connection with the Global Signal Acquisition and (iv) Capital Stock issued by Holdings to any of its officers, directors, employees or consultants pursuant to any employee benefit plan, stock purchase plan or employment agreement approved by the board of directors of Holdings), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loan and the reduction of the Revolving Commitments as set forth in Section 2.9(e).

(c) If on any date the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless such proceeds are required to be applied to (x) the redemption of the Tower Notes pursuant to the Tower Notes Indenture or (y) upon and after consummation of the Global Signal Acquisition, the prepayment of the Global Signal 2004 Loans or the Global Signal 2006 Loans pursuant to the Global Signal 2004 Loan Agreement or the Global Signal 2006 Loan Agreement, as applicable, or a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(e); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $20,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(e).

(d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(e); provided that if a Cash Trap Condition, or upon and after consummation of the Global Signal Acquisition, a Cash Trap Event has occurred and is continuing, then only that portion of Excess Cash Flow that is distributed to the Borrower by the Subsidiaries shall be required to be applied pursuant to this Section 2.9(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(b), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.9 shall be applied, first, to prepay the Term Loans and, second, to reduce permanently the Revolving Commitments; provided that any prepayments and commitment reductions made pursuant to Section 2.9(c) shall be made on a pro rata basis to the prepayment of Terms Loans and to reduce permanently the Revolving Commitments. Any reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least three Business Days’ prior written irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior written irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving written irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso each such Loan shall be automatically converted to a Eurodollar Loan with an Interest Period of one month on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Loan Commitments or Revolving Commitments, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders (except as otherwise provided in Section 2.15(d)). Any prepayment of Term Loans shall be applied (i) in the case of prepayments made pursuant to Section 2.8, to reduce the remaining scheduled repayments of Term Loans as directed by the Borrower and (ii) in the case of prepayments made pursuant to Section 2.9, (A) first, to reduce, in direct order of maturity, the scheduled repayments of the Term Loans on the two consecutive scheduled payment dates next following the date of such prepayment unless and until each such scheduled repayment has been eliminated as a result of reductions hereunder and (B) second, to reduce ratably the remaining scheduled repayments of the Term Loans. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any mandatory prepayment of the Term Loans pursuant to Section 2.9 that is allocated to Term Loans (such amount, the “Term Loan Prepayment Amount”), at any time when Revolving Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Term Loans, on the date specified in Section 2.9 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay on the date (each a “Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. On the Prepayment Date, (i) the Borrower shall pay to the relevant Term Loan Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described in the Prepayment Option Notice and (ii) the Borrower shall pay to the Revolving Lenders an amount equal to the portion of the Term Loan Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Revolving Loans (and a permanent reduction of the Revolving Commitments).

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h) If and whenever any Event of Default has occurred and is continuing, unless this Agreement expressly provides that such payment or amount shall be allocated to a particular Lender or to the Lenders under a particular Facility, the Administrative Agent shall apply all payments made by or on behalf of the Borrower or any Guarantor and all or any part of Proceeds (as defined in the Security Documents) constituting Collateral in payment of the Obligations in the following order: first, to unpaid and unreimbursed costs, expenses and fees of the Administrative Agent, in its capacity as such (including to reimburse ratably any other Lender (or its Affiliates) which has advanced any of the same to the Administrative Agent), second, to the Administrative Agent, for application by it toward payment of all amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders (or their Affiliates) according to the amount of the Obligations then due and owing and remaining unpaid to the Lenders (or their Affiliates), and third, to the Administrative Agent, for application by it toward prepayment of the Obligations, pro rata among the Lenders (or their Affiliates) according to the amount of the Obligations then held by the Lenders (or their Affiliates). Any balance of such Proceeds remaining after the Obligations have been paid in full and all commitments to extend credit under the Loan Documents have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

2.16 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate, setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this Section, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholdings been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (x) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.17 or (y) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the Administrative Agent or such Lender’s assignor (if any) was entitled, pursuant to this paragraph, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any Non-Excluded Taxes or Other Taxes paid by the Lenders or the Administrative Agent (whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority), and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of fully-completed and executed originals of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a copy of a fully completed and executed original of U.S. Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or designates a new lending office (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver copies of updated, fully-completed and executed originals of such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer legally able to deliver any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) If the Administrative Agent or any Lender receives a refund in respect of any amounts paid by the Borrower pursuant to this Section 2.17, which refund in the sole reasonable judgment of such Administrative Agent or such Lender is allocable to such payment, it shall pay the amount of such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender; provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event such Administrative Agent or the Lender is required to repay such refund. Nothing contained herein shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it deems fit nor oblige the Administrative Agent or any Lender to apply for any refund or to disclose any information relating to its affairs or any computations in respect thereof.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (or is deemed to have given notice) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6, and a subaccount therein for each applicable Lender, in which shall be recorded (i) the amount of each Loan made to such Lender hereunder, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to such Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6, the assigning Lender) hereunder from the Borrower and such Lender’s share thereof.

(c) The entries made in the Register shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit K-1, K-2 or K-3, respectively, with appropriate insertions as to date and principal amount.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.

2.23 Term Loans.

(a) Borrower Request. At any time and from time to time prior to the later of (x) the Revolving Termination Date and (y) the latest final maturity date with respect to any outstanding Term Loans, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments; provided that the aggregate principal amount of Loans made pursuant to any Term Loan Commitment (“Term Loans”) shall not exceed $700,000,000 and each tranche of Term Loans shall be in minimum increments of $50,000,000. Each such notice shall specify (i) the date (each, a “Term Loan Effective Date”) on which the Borrower proposes that the Term Loan Commitments shall be effective, which shall be a date not less than 3 Business Days after the date on which such notice is delivered to the Administrative Agent (or such other date as shall be set forth in the applicable Term Loan Joinder), (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent and shall become a Lender under this Agreement pursuant to a Term Loan Joinder) to whom the Borrower proposes any portion of such Term Loan Commitment be allocated and the amounts of such allocations and (iii) the terms and provisions of the Term Loans that will be made pursuant to such Term Loan Commitment; provided that any existing Lender approached to provide all or a portion of the Term Loan Commitment may elect or decline, in its sole discretion, to provide such Term Loan Commitment.

(b) Conditions. A Term Loan Commitment shall become effective, as of the applicable Term Loan Effective Date; provided that:

(i) each of the conditions set forth in Section 5.2 shall be satisfied;

(ii) after giving pro forma effect to the Term Loans to be borrowed on such Term Loan Effective Date and any change in Consolidated Adjusted EBITDA and any increase in Indebtedness, in each case resulting from the consummation of any Investment made concurrently with such borrowing, as of the last day of the most recently completed fiscal quarter for which financial statements were required to be delivered pursuant to Section 6.1, the Borrower shall be in compliance with each of the covenants set forth in Section 7.1;

(iii) the Loan Parties shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, including, without limitation, a reaffirmation agreement in a form reasonably acceptable to the Administrative Agent; and

(iv) the Global Signal Acquisition shall have been consummated.

(c) Terms of Term Loans and Term Loan Commitments. The Term Loan Commitments shall be effected by a joinder agreement (the “Term Loan Joinder”) executed by the Borrower, the Administrative Agent and each existing Lender and other Person making such Term Loan Commitment, in form and substance satisfactory to each of them. The Term Loan Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. The terms and provisions of the Term Loans shall be as set forth herein or in the applicable Term Loan Joinder.

(d) Making of Term Loans. On any Term Loan Effective Date on which Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender with any such Term Loan Commitment shall make a Term Loan to the Borrower in an amount equal to its Term Loan Commitment.

(e) Equal and Ratable Benefit. The Term Loans and Term Loan Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably with the Obligations from the Guaranty and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such Term Loan Commitments.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have an obligation to issue (and no Revolving Lenders shall have an obligation to participate in) any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the date that is five Business Days prior to the Revolving Termination Date.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the face amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the relevant Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the relevant Issuing Lender on each date next succeeding the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date on which the relevant draft is paid or the relevant costs or expenses are incurred, as the case may be, until payment in full at the rate set forth in (i) until the second Business Day following such date, Section 2.12(b) and (ii) thereafter, Section 2.12(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) Each of (i) the unaudited pro forma consolidated balance sheet of the Borrower and the Subsidiaries as at September 30, 2006 (including the notes thereto) and (ii) the unaudited pro forma condensed consolidated balance sheet of the Issuer Entity as at September 30, 2006 (the “Pro Forma Balance Sheets”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, and (ii) the payment of fees and expenses in connection with the foregoing. Each of the Pro Forma Balance Sheets has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of (i) the Borrower and the Subsidiaries or (ii) the Issuer Entity, as applicable, in each case as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated financial statements of Holdings and its Subsidiaries (including, for purposes of this Section 4.1(b), the Unrestricted Subsidiaries) as at December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG, LLP, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated financial statements of Holdings and its Subsidiaries as at March 31, 2006, June 30, 2006 and September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month, six-month or nine-month period (as applicable) ended on such dates, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings and its Subsidiaries do not have any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are either not reflected in the most recent financial statements referred to in this paragraph or not otherwise permitted pursuant to the terms hereof. During the period from December 31, 2005 to and including the Closing Date there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or property.

4.2 No Change. Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, including without limitation, necessary authorizations from the FCC and FAA to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority (including without limitation, the FCC, the FAA or any other Licensing Authority) or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Governing Document, Requirement of Law (including any rule, regulation or policy of the FCC, the FAA or any other Licensing Authority), any Contractual Obligation of Holdings, the Borrower or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of their respective Subsidiaries or against any of their respective Licenses, properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither Holdings, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of Holdings, the Borrower and their respective Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for any immaterial defects in title.

4.9 Intellectual Property. Holdings, the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Holdings, the Borrower and their respective Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of Holdings, the Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or their respective Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of their respective Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of Holdings, the Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of their respective Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

4.13 ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; and (c) no termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; (b) neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (c) no such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except (i) as created by the Loan Documents, the Tower Notes Indenture Documents, and, upon the consummation of the Global Signal Acquisition, the Global Signal Loan Documents, and (ii) as created by agreements governing Investments made pursuant to Section 7.7(i) or (l) (and which apply only to Capital Stock of the Subsidiary in which the relevant Investment is made).

4.16 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit shall be used for general corporate purposes, including Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.7. The proceeds of the Term Loans shall be used for general corporate purposes, including Restricted Payments permitted under Section 7.6 and Investments permitted under Section 7.7.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or could reasonably be expected to result in liability of Holdings, the Borrower or any of their respective Subsidiaries under applicable Environmental Law;

(b) none of Holdings, the Borrower or any of their respective Subsidiaries has received written notice of any actual or alleged violation of, or liability or potential liability under, applicable Environmental Laws with respect to any of the Properties or the business operated by Holdings, the Borrower or any of their respective Subsidiaries (the “Business”), nor does Holdings or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) none of Holdings, the Borrower or any of their respective Subsidiaries has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that would reasonably be expected to result in liability of Holdings, the Borrower or any of their respective Subsidiaries under, applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under applicable Environmental Law against Holdings, the Borrower or any of their respective Subsidiaries with respect to the Properties or the Business, nor are there any consent decrees, consent orders, administrative orders or other orders outstanding under applicable Environmental Law with respect to the Properties or the Business; and

(e) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, any confidential information memorandum distributed to any Lender or prospective Lender or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Interests. (a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Stock Interests (as defined in the Pledge Agreement) described in the Pledge Agreement, when stock certificates, partnership interest certificates or limited liability company interest certificates representing such Stock Interests are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19 and the Control Agreements are executed and delivered by all parties thereto, each of the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in each Security Document), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3).

4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21 Licenses and Registrations. Holdings and each of its Subsidiaries hold all of the material Licenses that are necessary for the lawful ownership, construction, management or operation of all Tower Sites or of the business of the Holdings and its Subsidiaries in the manner and to the full extent they are currently owned, constructed, managed and operated. All of the material Licenses of Holdings and its Subsidiaries have been duly and validly issued to and are legally held by the Holdings or such Subsidiary and are in full force and effect without condition except those of general application. Except as could not reasonably be expected to have a Material Adverse Effect, such Licenses have been issued in compliance with all applicable laws and regulations, are legally binding and enforceable in accordance with their terms and are in good standing. Neither Holdings nor any of its Subsidiaries know of any facts or conditions that would constitute grounds for any Licensing Authority to deny any pending material application for a License with respect to any Material Towers, to suspend, revoke, materially adversely modify or annul any License with respect to any Material Towers or to impose a material financial penalty on Holdings or any Subsidiary. All Material Towers that are required to be registered with the FCC have either been so registered or are in the process of being registered.

4.22 Tower Notes Indenture; Global Signal 2004 Loan Agreement; Global Signal 2006 Loan Agreement; Holdings Securities Filings.

(a) The execution, delivery and performance by each Loan Party of this Agreement and the Loan Documents and all actions and transactions contemplated hereby and thereby will not violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default in any material respect under the Tower Notes Indenture, any

Holdings Debt Agreements or any material agreement, instrument or document relating to any Material Towers.

(b) Upon and after the consummation of the Global Signal Acquisition, the execution, delivery and performance by each Loan Party of this Agreement and the Loan Documents and all actions and transactions contemplated hereby and thereby will not violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default in any material respect under the Global Signal 2004 Loan Agreement or the Global Signal 2006 Loan Agreement.

(c) The Borrower has provided to the Administrative Agent complete and correct copies of each of the Tower Notes Indenture Documents. No default or event of default has occurred and is continuing under any of the Tower Notes Indenture Documents, and each Tower Notes Indenture Document is in full force and effect. No Tower Notes Indenture Document has been amended or modified except as expressly permitted pursuant to Section 7.8(d).

(d) Upon the consummation of the Global Signal Acquisition, the Borrower has provided to the Administrative Agent complete and correct copies of each of the Global Signal Loan Documents. Upon and after the consummation of the Global Signal Acquisition, no default or event of default has occurred and is continuing under any of the Global Signal Loan Documents, and each Global Signal Loan Document is in full force and effect. Upon and after the consummation of the Global Signal Acquisition, no Global Signal Loan Document has been amended or modified except as expressly permitted pursuant to Section 7.8(d).

(e) Holdings has filed all reports (including proxy statements) and registration statements required to be filed with the Securities and Exchange Commission since January 1, 2004 (collectively, the “SEC Reports”). None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each party hereto, (ii) the Pledge Agreement, executed and delivered by each party thereto, (iii) the Security Agreement, executed and delivered by each party thereto, (iv) each Control Agreement, executed and delivered by each party thereto, (v) an Acknowledgement in the form attached to the Pledge Agreement, executed and delivered by each of the Pledged Companies (as defined therein) that is not a Loan Party and (vi) a Control Acknowledgment from each of the Pledgors (as defined in the Pledge Agreement) and Pledged Companies, executed and delivered by each party thereto.

(b) Commitments. The Administrative Agent shall have received Revolving Commitments in an aggregate principal amount equal to at least $250,000,000.

(c) Pro Forma Balance Sheets; Financial Statements; Projections. The Lenders shall have received (i) the Pro Forma Balance Sheets and the other financial statements referred to in Section 4.1 and (ii) satisfactory Projections through the 2013 fiscal year of the Borrower.

(d) Approvals. All material governmental and third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent Uniform Commercial Code lien search from the Secretary of State of the jurisdiction of organization of each Loan Party, the location of the principal balance of business of each Loan Party and each jurisdiction where material assets of any Loan Party are located and such searches shall reveal no liens on any of their respective assets except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each of the Borrower and each other Loan Party, dated the Closing Date, substantially in the form of Exhibit C-1 or C-2, respectively, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (w) Cravath, Swaine & Moore LLP, counsel to Holdings, the Borrower and the Subsidiaries, substantially in the form of Exhibit F, (x) Pennsylvania counsel to Crown USA, in form and substance reasonably satisfactory to the Administrative Agent, (y) Delaware counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (z) general counsel to the Loan Parties, in form and substance reasonably satisfactory to the Loan Parties.

(i) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received satisfactory evidence that the insurance required by Section 6.5 is in full force and effect.

(l) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall, and shall cause each of their respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of (i) Holdings and its consolidated Subsidiaries (including, for the purposes of this Section 6.1(a), the Unrestricted Subsidiaries) and (ii) the Issuer Entity and its Subsidiaries, in each case, as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, LLP or other independent certified public accountants of nationally recognized standing;

(c) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of (i) Holdings and its consolidated Subsidiaries (including, for the purposes of this Section 6.1(c), the Unrestricted Subsidiaries) and (ii) the Issuer Entity and its Subsidiaries, in each case, as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments); and

(d) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments).

All such financial statements, together with the notes thereto, shall fairly present in all material respects the financial condition of the relevant entities and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). All such financial statements shall be accompanied by reconciliation statements, certified by the chief financial officer of the Borrower, setting forth the adjustments required to remove the effects of Unrestricted Subsidiaries.

Any financial statement required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which the Borrower posts such financial statement on its website on the Internet at www.crowncastle.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided, further, that the Borrower shall deliver paper copies of any financial statement referred to in this Section 6.1 to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2 Certificates; Other Information Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1 or 8(a), except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and their respective Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of (1) the jurisdiction of organization of each Loan Party and (2) any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y);

(c) as soon as available, and in any event no later than 50 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith and are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Lenders that such opinions, projections and forecasts as to any future event or state of affairs are not to be viewed as factual information and that actual results during the period or periods covered by any such opinion, projection or forecast may differ from the opinions and projected or forecast results).

(d) within 50 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and the Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that the obligation imposed by this Section 6.2(d) may be met by furnishing the narrative discussion and analysis of the financial condition and results of operations contained in the Form 10-Q filed by Holdings with the SEC for such fiscal quarter so long as such discussion and analysis accurately and clearly discloses the financial condition and results of operations of the Borrower and the Subsidiaries as a separate group;

(e) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f) within five days after the same are sent, copies of all reports, notices, documents and other information that the Tower Notes Issuers are required to deliver pursuant to Section 7.02 of the Tower Notes Indenture, and a copy of each report of a Valuation Expert prepared pursuant to Section 2.12 of the Tower Servicing Agreement;

(g) upon and after the consummation of the Global Signal Acquisition, within five days after the same are sent, copies of all reports, notices, documents and other information that the Global Signal 2004 Borrowers or Global Signal 2006 Borrowers are required to deliver pursuant to Section 5.1 of the Global Signal 2004 Loan Agreement and Section 5.1 of the Global Signal 2006 Loan Agreement, respectively; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Any delivery required to be made pursuant to Section 6.2(d) or (e) shall be deemed to have been made on the date on which the Borrower posts such delivery on its website on the Internet at www.crowncastle.com or when such delivery is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided, further, that the Borrower shall deliver paper copies of any delivery referred to in Section 6.2(d) or (e) to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or their respective Subsidiaries, as the case may be, or (b) in the case of trade payables, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance.

(a)(i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) cause the Tower Notes Issuers, the Tower Notes Guarantor, the Asset Entities and the Tower Notes Manager to comply promptly in all material respects with all of their obligations under the Tower Notes Indenture Documents; and (d) upon and after the consummation of the Global Signal Acquisition, cause the Global Signal 2004 Borrowers, the Global Signal 2004 Guarantor, the Global Signal 2006 Borrowers, the Global Signal 2006 Guarantor and the Global Signal Manager to comply promptly in all material respects with all of their obligations under the applicable Global Signal Loan Documents.

6.5 Maintenance of Property; Insurance.

(a) Keep all property (including, without limitation, the Tower Sites) useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any Governmental Authority (including, without limitation, the FCC, the FAA and any other Licensing Authority) or by any insurance policy held by Holdings or any of its Subsidiaries and

(b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that, to the extent consistent with prudent business practice of Persons carrying on a similar business in a similar location, a program of up to $5,000,000 of self-insurance for first or other loss layers may be utilized).

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (i) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired and (ii) to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and their respective Subsidiaries with officers and employees of Holdings, the Borrower and their respective Subsidiaries and, so long as a representative of the Borrower is present during such discussions (unless a Default or Event of Default has occurred and is continuing), with its independent certified public accountants. Notwithstanding the foregoing no disclosure of information subject to confidentiality or similar constraints shall be required by this Section 6.6. The Borrower and the Guarantors shall upon reasonable request supply the Lenders with copies of all material correspondence, documents, reports or information filed with or received from any Licensing Authority relating to Holdings or any of its Subsidiaries, any Tower Site or any License.

6.7 Notices. Promptly (but in any event within any time period specified below) give notice to the Administrative Agent of:

(a) any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of their respective Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of their respective Subsidiaries and any Governmental Authority, that in the case of clause (b)(i) or (b)(ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(b) any litigation or proceeding affecting Holdings, the Borrower or any of their respective Subsidiaries (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(c) the following events, as soon as possible and, in any event, within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer or Multiemployer Plan that, in either case, alone or together with any other events described in this clause (c), could reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(e) following the sale, transfer or other disposition, directly or indirectly, of all or substantially all of the Equity Interests or assets of the Australian Subsidiary or any of its Subsidiaries, the use of the proceeds of such sale, transfer or other disposition and, in particular, whether any of such proceeds have been used by Holdings to make Restricted Payments;

(f) within three days after their receipt of notice thereof, any default or event of default under, or of any termination of, (i) any Tower Notes Indenture Document and (ii) upon and after the consummation of the Global Signal Acquisition, any Global Signal Loan Document;

(g) within three days after the occurrence thereof, any Default or Event of Default and the actions the Borrower intends to take in connection therewith, and immediately upon the occurrence of (i) a Cash Trap Condition or (ii) upon and after the consummation of the Global Signal Acquisition, a Cash Trap Event;

(h) promptly after the execution of any agreement or the incurrence of any other binding commitment relating to the sale, transfer or other disposition, directly or indirectly, of all or substantially all of the Equity Interests or assets of the Australian Subsidiary or any of its Subsidiaries, the intended use of the net proceeds of such sale, transfer or other disposition; and

(i) with respect to all rights, franchises, permits, Licenses and the like that may be necessary for the continuance of the operation, maintenance and management of the Tower Sites, (i) any citation or order relating thereto, (ii) any lapse, suspension, revocation, rescission, adverse modification or other termination thereof, (iii) any alleged breach or violation thereof by the Borrower, any Subsidiary or any other Person, (iv) any proceeding relating thereto and (v) any refusal of any Person to grant, renew or extend the same, that in any such case under this clause (i) could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, comply in all material respects with, and use its reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use its reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and similar actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

6.9 Interest Rate Protection. As promptly as practicable, and in any event within 90 days after the Closing Date, the Borrower will enter into, and thereafter for a period of not less than three years will maintain in effect, one or more Swap Agreements with such parties as shall be reasonably acceptable to the Administrative Agent, the effect of which is that at least 50% of the aggregate principal amount of Consolidated Total Debt will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

6.10 Additional Collateral, etc.

(a) With respect to any new Material Subsidiary created or acquired after the Closing Date by the Borrower, Crown USA or any Subsidiary Guarantor (which, for the purposes of this Section 6.10, shall include any Unrestricted Borrower Subsidiary that ceases to qualify as such or any existing Subsidiary that becomes a Material Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Pledge Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary; provided that no more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary shall be pledged, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower, Crown USA or such Subsidiary Guarantor, as the case may be, (iii) cause such new Subsidiary (other than a Foreign Subsidiary) (A) to become a party to the Pledge Agreement (or agreements having a substantially equivalent effect), (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral of the type described in the Pledge Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements (or equivalent documents) in such jurisdictions as may be required by the Pledge Agreement or by law or as may be reasonably requested by the Administrative Agent, (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and (D) cause such new Subsidiary (other than a Foreign Subsidiary) to promptly provide a joinder agreement in the form of Exhibit J, pursuant to which such new Subsidiary agrees to become a party to this Agreement as a Subsidiary Guarantor, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, however, that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Material Subsidiary shall be required to comply with any provision of this Section 6.10 to the extent such compliance is directly or indirectly prohibited by any Tower Notes Indenture Document or, upon and after the consummation of the Global Acquisition, any Global Signal Loan Document (in any case, with or without Rating Agency Confirmation (as defined in the Tower Notes Indenture) or Rating Confirmation (as defined in the applicable Global Signal Loan Document)).

(b) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any requirement in this Agreement or any other Loan Document in respect of any particular Collateral, if it determines that the satisfaction of such requirement cannot be accomplished without undue expenses or unreasonable effort or due to factors beyond the control of the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any other Loan Document.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, on or before the date that is 30 days (or such later date as is acceptable to the Administrative Agent in its sole discretion) after of the consummation of the Global Signal Acquisition, (i) Holdings shall contribute CCGS Holdings LLC to the Borrower and (ii) the Borrower shall cause CCGS Holdings LLC and its Subsidiaries, as applicable, to comply with clause (a) of this Section 6.10 (in each case, subject to the proviso thereto).

6.11 Organizational Separateness. The Borrower shall (a) not fail to correct any known misunderstanding regarding its existence separate and distinct from Holdings, (b) maintain its accounts, books and records separate from those of Holdings, (c) not commingle its funds or assets with those of Holdings and shall not permit Holdings to have direct access to its cash, (d) hold all of its assets in its own name and shall not permit Holdings to acquire or dispose of any assets on its behalf, (e) not conduct business in the name of Holdings, (f) not assume or guarantee or otherwise become obligated for the debts of Holdings or hold out its credit as being available to satisfy the obligations of Holdings, and (g) allocate fairly and reasonably any overhead for office space shared with Holdings and shall use separate stationery, invoices and checks from those used by Holdings.

6.12 Cash; Control Accounts and Control Agreements.

(a) The Borrower shall cause all cash and Cash Equivalents received or held by any Subsidiary Guarantor, the Tower Notes Manager or any Subsidiary of the Tower Notes Manager that is not required pursuant to the terms of (i) the Tower Notes Indenture Documents or (ii) upon and after consummation of the Global Signal Acquisition, the Global Signal Loan Documents, to be held by the Tower Notes Issuers, the Asset Entities, the Tower Notes Manager, the Global Signal 2004 Borrowers, the Global Signal 2004 Lender, the Global Signal 2006 Borrowers, the Global Signal 2006 Lender or the Global Signal Manager, as applicable, and not reasonably required for the operations of the Asset Entities, the Global Signal 2004 Borrowers or the Global Signal 2006 Borrowers in the ordinary course of business, to be distributed to the Borrower and held in Control Accounts subject to a Control Agreement. The Borrower shall, on the Closing Date, cause the Issuer Entity (i) to irrevocably instruct the Tower Indenture Trustee to pay into a Control Account subject to a Control Agreement all amounts that are to be distributed pursuant to clause Twentieth of Section 5.01(a) of the Tower Notes Indenture and (ii) to irrevocably instruct the Tower Notes Manager to pay into a Control Account subject to a Control Agreement all amounts described in Section 7(a)(iii) of the Tower Management Agreement, and the Borrower shall cause the Issuer Entity to maintain such instructions in effect, without amendment, modification or termination, until the termination of this Agreement. The Borrower shall, upon consummation of the Global Signal Acquisition, (i) cause the Global Signal 2004 Lender to (A) irrevocably instruct the trustee under the Global Signal 2004 Trust Agreement to pay into a Control Account subject to a Control Agreement all amounts that are to be distributed pursuant to clause Sixteenth of Section 4.01(a) of the Global Signal 2004 Trust Agreement, (B) irrevocably instruct the Global Signal Manager to pay into a Control Account subject to a Control Agreement all amounts described in Section 7(a)(iii) of the Global Signal 2004 Management Agreement and (C) irrevocably instruct the agent under the Global Signal 2004 Cash Management Agreement to pay into a Control Account subject to a Control Agreement all amounts that are to be distributed pursuant to clause (ix) of Section 3.3(a) of the Global Signal 2004 Cash Management Agreement and (ii) cause the Global Signal 2006 Lender to (A) irrevocably instruct the trustee under the Global Signal 2006 Trust Agreement to pay into a Control Account subject to a Control Agreement all amounts that are to be distributed pursuant to clause Ninth of Section 4.01(a) of the Global Signal 2006 Trust Agreement, (B) irrevocably instruct the Global Signal Manager to pay into a Control Account subject to a Control Agreement all amounts described in Section 7(a)(iii) of the Global Signal 2006 Management Agreement and (C) irrevocably instruct the agent under the Global Signal 2006 Cash Management Agreement to pay into a Control Account subject to a Control Agreement all amounts that are to be distributed pursuant to clause (ix) of Section 3.3(a) of the Global Signal 2006 Cash Management Agreement, and the Borrower shall cause each of the Global Signal 2004 Lender and the Global Signal 2006 Lender to maintain such instructions in effect, without amendment, modification or termination, until the termination of this Agreement; provided that notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any requirement in this clause (a), if it determines that the satisfaction of such requirement cannot be accomplished without undue expenses or unreasonable effort or due to factors beyond the control of the Borrower by the time or times at which it would otherwise be required to be satisfied under this clause (a). The Borrower shall be permitted to withdraw amounts from the Control Accounts for any purpose not prohibited by this Agreement unless an Event of Default has occurred and is continuing.

(b) The Borrower shall maintain at all times, all of its cash, Cash Equivalents, other liquid assets and securities in a Control Account that is subject to a Control Agreement; provided that (i) the Borrower shall be permitted to maintain cash, cash equivalents, other liquid assets and securities in an aggregate amount at any time not to exceed $500,000 in Control Accounts that are not subject to a Control Agreement and (ii) the Borrower shall not be required to subject to a Control Agreement any Control Account that holds cash collateral for letters of credit permitted pursuant to Section 7.2(o).

(c) The Borrower shall notify the Administrative Agent promptly following the establishment by the Borrower of a Control Account. The Borrower shall provide to the Administrative Agent a fully executed Control Agreement with respect to each Control Account, to the extent required pursuant to Section 6.12(b), promptly and in any event within twenty Business Days after the date such account is established by it.

6.13 Use of Proceeds. The Borrower shall use the proceeds of any Loan or Letter of Credit only as provided in Section 4.16.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly (provided that Sections 7.1(c), 7.5, 7.6, 7.7, 7.8(a), 7.8(b), 7.8(c), 7.8(d), 7.9, 7.11 and 7.14 shall apply only to the Borrower and the Subsidiaries):

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio
through 03/31/08	9.25 to 1.00
04/01/08 and thereafter	8.25 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
through 12/31/07	1.75 to 1.00
01/01/08 and thereafter	2.00 to 1.00

(c) Securitization DSCR. Permit (i) the Tower Securitization DSCR determined as of the last day of any fiscal quarter to be less than 2.00 to 1.00, (ii) upon and after consummation of the Global Signal Acquisition, the Global Signal 2004 Securitization DSCR determined as of the last day of any fiscal quarter to be less than 1.75 to 1.00 and (iii) upon and after consummation of the Global Signal Acquisition, the Global Signal 2006 Securitization DSCR determined as of the last day of any fiscal quarter to be less than 1.75 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Subsidiary that constitutes Subordinated Indebtedness and (ii) Holdings or any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; provided that for purposes of this Section 7.2(b), the Australian Subsidiary shall be considered a Wholly Owned Subsidiary Guarantor so long as all of its Capital Stock is pledged as Collateral;

(c) (i) Contingent Obligations incurred in the ordinary course of business by the Borrower or any Subsidiary of obligations permitted hereunder of any Wholly Owned Subsidiary Guarantor and (ii) Contingent Obligations incurred in the ordinary course of business by any Subsidiary Guarantor of obligations of the Borrower;

(d) (i) Indebtedness outstanding on the Closing Date under the Holdings Debt Agreements and other Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and (ii) upon and after the consummation of the Global Signal Acquisition, (A) Indebtedness under the Global Signal Loan Documents and (B) the other Indebtedness of CCGS Holdings LLC and its Subsidiaries outstanding on the date of the consummation of, and after giving effect to, the Global Signal Acquisition, and, in the case of clauses (i) and (ii), any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof or shortening the maturity thereof, other than to the extent permitted by Section 7.2(l));

provided that, in the case of the Tower Notes, the Global Signal 2004 Loan and the Global Signal 2006 Loans, such refinancing, refunding, renewal or extension is permitted by Section 7.8;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

(f) Indebtedness in respect of Swap Agreements (i) required by Section 6.9 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary) and (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, in each case, so long as such Swap Agreement is entered into in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any Subsidiary acquired in connection with any Investment permitted pursuant to Section 7.7(i); provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not incurred in anticipation thereof, (ii) no Person other than such Subsidiary becomes an obligor in respect of such Indebtedness and (iii) the aggregate amount of such Indebtedness (whether or not subsequently repaid) shall constitute usage of the basket provided in Section 7.7(i)(ii), unless and until such Subsidiary becomes a Wholly Owned Qualifying Subsidiary Guarantor, at which time such Indebtedness of such Subsidiary shall no longer be permitted to remain outstanding and shall no longer constitute usage of such baskets;

(h) Indebtedness of any Subsidiary to the Borrower; provided that (i) no Person other than such Subsidiary becomes an obligor in respect of such Indebtedness and (ii) the actual outstanding aggregate amount of such Indebtedness shall constitute usage of the basket provided in Section 7.7(i)(ii), unless and until such Subsidiary becomes a Wholly Owned Qualifying Subsidiary Guarantor, at which time such Indebtedness of such Subsidiary shall no longer constitute usage of such baskets;

(i) Indebtedness consisting of guaranties of loans made to officers, directors or employees of Holdings, the Borrower or any Subsidiary in an aggregate amount which, when added to the outstanding principal amount of loans and advances made pursuant to Section 7.7(d), shall not exceed $5,000,000 at any one time outstanding;

(j) unsecured trade accounts payable incurred in the ordinary course of business and not more than 120 days past due (but excluding any Indebtedness for borrowed money);

(k) Permitted Borrower Subordinated Indebtedness owing by the Borrower to Holdings;

(l) additional Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $40,000,000 at any one time outstanding;

(m) Indebtedness incurred by (i) the Tower Notes Guarantor, the Issuer Entity or any of their respective Subsidiaries in the form of (A) Permitted Indebtedness (as that term is defined in the Tower Notes Indenture) and (B) Additional Tower Notes so long as (1) all proceeds of the issuance of such Additional Tower Notes, net of reasonable and customary costs and expenses of issuance, are deposited immediately into the Collection Account, and (2) the Borrower makes any mandatory prepayment of the Loans required pursuant to Section 2.9(a) in connection therewith and (ii) upon and after consummation of the Global Signal Acquisition, the Global Signal 2004 Borrowers, the Global Signal 2004 Guarantor, the Global Signal 2006 Borrowers, the Global Signal 2006 Guarantor or any of their respective Subsidiaries in the form of Permitted Indebtedness (as that term is defined in the Global Signal 2004 Loan Agreement and Global Signal 2006 Loan Agreement, as applicable);

(n) Contingent Obligations incurred by (i) the Tower Notes Guarantor and its Subsidiaries to the extent expressly permitted pursuant to the Tower Notes Indenture and (ii) upon and after consummation of the Global Signal Acquisition, the Global Signal 2004 Guarantor, the Global Signal 2006 Guarantor and their respective Subsidiaries to the extent expressly permitted pursuant to the Global Signal 2004 Loan Agreement or Global Signal 2006 Loan Agreement, as applicable;

(o) Indebtedness incurred by the Borrower in the form of reimbursement obligations in respect of letters of credit issued for the account of the Borrower in an aggregate amount not to exceed $30,000,000 at any time outstanding;

(p) other Indebtedness incurred by Holdings or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) Holdings and the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis; and

(q) the Australian Intercompany Loans.

(r) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, guarantee or otherwise become liable in respect of any Indebtedness or preferred stock of Holdings.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or similar charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that secure payments that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property owned by Holdings, the Borrower or any Subsidiary subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any Subsidiary;

(f) (i) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d)(i) and Liens securing Indebtedness permitted by Section 7.2(d)(ii); provided that (i) no such Lien is spread to cover any additional property (x) in the case of Indebtedness permitted by Section 7.2(d)(i), after the Closing Date, and, (y) in the case of Indebtedness permitted by Section 7.2(d)(ii), after the date on which the Global Signal Acquisition is consummated, and (ii) that the amount of Indebtedness secured thereby is not increased (except to the extent permitted by Section 7.3(o));

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor (including sublessors) under any lease (or sublease) entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on the property or assets of a Person which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by Section 7.2(g); provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any property or assets of such Person after the time such Person becomes a Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the amount of Indebtedness secured thereby is not increased, and (iv) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all relevant Subsidiaries) $40,000,000 at any one time;

(k) licenses, leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect in the business of the Borrower or any Subsidiary;

(l) attachment or judgment Liens in respect of judgments or decrees that have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and, in addition, attachment or judgment Liens in an aggregate amount outstanding at any one time not in excess of $10,000,000 (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged in writing coverage);

(m) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(o) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $40,000,000 at any one time;

(p) Liens on the property of the (i) the Tower Notes Manager or any Subsidiary of the Tower Notes Manager expressly required pursuant to the Tower Notes Indenture Documents securing the Tower Notes or any other obligations under the Tower Notes Indenture Documents and (ii) upon and after the consummation of the Global Signal Acquisition, the Global Signal Manager or any Subsidiary of the Global Signal Manager expressly required pursuant to any Global Signal Loan Document, securing the Global Signal 2004 Loan or the Global Signal 2006 Loan or any other obligations under any Global Signal Loan Document;

(q) (i) with respect to the Asset Entities only, Permitted Encumbrances (as such term is defined in the Tower Notes Indenture) and (ii) upon and after consummation of the Global Signal Acquisition, with respect to the Global Signal 2004 Borrowers and Global Signal 2006 Borrowers only, Permitted Encumbrances (as such term is defined in the Global Signal 2004 Loan Agreement and Global Signal 2006 Loan Agreement, as applicable); and

(r) Liens on cash collateral securing letters of credit permitted pursuant to Section 7.2(o).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of Holdings may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation and provided, further, that if the merged or consolidated Subsidiary is a Wholly Owned Qualifying Subsidiary Guarantor, the continuing or surviving corporation must also be a Wholly Owned Qualifying Subsidiary Guarantor);

(b) any Subsidiary of Holdings may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; provided that if the Subsidiary making such Disposition is a Wholly Owned Qualifying Subsidiary Guarantor, the relevant transferee, if other than the Borrower, must also be a Wholly Owned Qualifying Subsidiary Guarantor;

(c) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, Holdings may be merged or consolidated with or into another Person (provided that either (i) Holdings is the continuing or surviving entity or (ii) if Holdings is not the continuing or surviving entity, such continuing or surviving entity assumes the obligations of Holdings under the Loan Documents to which it is a party pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in connection therewith, the Administrative Agent shall receive such legal opinions, certificates and other documents as it may reasonably request); and

(d) CCGS Holdings LLC may merge with Global Signal Inc. in accordance with the Global Signal Merger Agreement.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, condemned or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business; the Disposition of Cash Equivalents for fair value for cash or other Cash Equivalents; the license of Intellectual Property in the ordinary course of business; and leases or subleases entered into in the ordinary course of business and not materially interfering with the ordinary conduct of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; provided that if the selling or issuing Subsidiary is a Wholly Owned Qualifying Subsidiary Guarantor, the recipient of such Capital Stock, if other than the Borrower, must also be a Wholly Owned Qualifying Subsidiary Guarantor;

(e) (i) any Tower Notes Issuer or any Asset Entity or other Subsidiary of the Issuer Entity may make Dispositions to the extent permitted pursuant to the Tower Notes Indenture so long as the Net Cash Proceeds of such Dispositions shall be applied to prepay the Loans and reduce the Commitments to the extent required by Section 2.9(c) and (ii) upon and after consummation of the Global Signal Acquisition, any Global Signal 2004 Borrower or Global Signal 2006 Borrower may make Dispositions to the extent permitted pursuant to the Global Signal 2004 Loan Agreement or Global Signal 2006 Loan Agreement, as applicable, so long as the Net Cash Proceeds of such Dispositions shall be applied to prepay the Loans and reduce the Commitments to the extent required by Section 2.9(c);

(f) the Disposition of (i) directly or indirectly, all or substantially all of the Capital Stock of the Australian Subsidiary or (ii) other property having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrower, it being understood that the Net Cash Proceeds of such Dispositions in clauses (i) and (ii) shall be applied to prepay the Loans and reduce the Commitments to the extent required by Section 2.9(c);

(g) upon and after the consummation of the Global Signal Acquisition, the sale, transfer or contribution of any Subsidiary that was acquired in the Global Signal Acquisition to any Tower Notes Issuer; provided that (i) within five Business Days following such sale, transfer or contribution, one or more of the Tower Notes Issuers shall issue Additional Tower Notes in an aggregate principal amount not less than the product of (x) the portion of Consolidated Adjusted EBITDA attributable to such Subsidiary sold, transferred or contributed for the last twelve month period ending with the most recently completed month and (y) five (it being understood that the Net Cash Proceeds of such Additional Tower Notes shall be applied to prepay the Loans and reduce the Commitments to the extent required by Section 2.9(a)) and (ii) such sale, transfer or contribution is not prohibited by any Tower Notes Indenture Document or Global Signal Loan Document;

(h) Dispositions (i) to the Borrower or any Subsidiary Guarantor or (ii) to any Subsidiary that is not a Subsidiary Guarantor so long as (x) the consideration received in connections with Dispositions permitted by this clause (ii) is equal to at least the fair market value of the asset being Disposed of and consists of at least 90% cash or Cash Equivalents and (y) the Net Cash Proceeds of such Dispositions are applied to prepay the Loans and reduce the Commitments to the extent required by Section 2.9(c); and

(i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary so long as the Net Cash Proceeds of such event are applied to prepay the Loans or reduce the Commitments to the extent required by Section 2.9(c).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; provided that if the Subsidiary making such a Restricted Payment is a Wholly Owned Qualifying Subsidiary Guarantor, the recipient of such Restricted Payment, if other than the Borrower, must also be a Wholly Owned Qualifying Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $25,000,000 in any fiscal year, (ii) pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group, (iii) make scheduled interest and dividend payments in respect of Indebtedness outstanding under the Holdings Debt Agreements as of the Closing Date (including any refinancing permitted under Section 7.2(d)) and (iv) prepay or redeem any Indebtedness under the Holdings Debt Agreements; provided that in the case of clause (iv), (A) the Borrower shall not use any proceeds of the Revolving Loans to pay such dividend to Holdings and (B) the Consolidated Leverage Ratio (calculated on a pro forma basis as of the most recently completed fiscal quarter as if the Restricted Payment was made on the first day of such quarter and after giving effect to the incurrence of any Indebtedness, the proceeds of which were used to fund such dividend) is not greater than (x) 8.50 to 1.00 if such payment is made prior to March 31, 2008 and (y) 8.25 to 1.00 if such payment is made on or after March 31, 2008;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), (i) any Subsidiary may pay dividends to the holders of its common stock; provided that all such dividends shall be made pro rata according to the respective ownership interests in such Subsidiary and (ii) if the Consolidated Leverage Ratio (calculated on a pro forma basis as of the most recently completed fiscal quarter as if the Restricted Payment was made on the first day of such quarter and after giving effect to the incurrence of any Indebtedness, including Loans, the proceeds of which were used to fund such dividend) is not greater than (x) 8.50 to 1.00 if such payment is made prior to March 31, 2008 and (y) 8.25 to 1.00 if such payment is made on or after March 31, 2008, the Borrower may pay a dividend to Holdings to permit Holdings to pay dividends on its Capital Stock or to make repurchases of its Capital Stock or for any other purpose not prohibited by this Agreement;

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), the Borrower may pay a dividend to Holdings with the proceeds of the Term Loans to enable Holdings to make repurchases of its Capital Stock; and

(e) the Borrower may pay a dividend to Holdings in connection with the Global Signal Acquisition.

It is understood that nothing contained in this Section 7.6 shall restrict the ability of Holdings to make Restricted Payments.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Contingent Obligations permitted by Section 7.2 and intercompany loans permitted by Section 7.2(b);

(d) loans and advances to officers, directors and employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower or any Subsidiary that, when added to the outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(i), shall not exceed $5,000,000 at any one time outstanding;

(e) Investments in assets useful in the business of the Borrower and the Subsidiaries made by the Borrower or any Subsidiary with the proceeds of any Reinvestment Deferred Amount;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), Investments by the Borrower or any Subsidiary in the Borrower or any Person that is or concurrently therewith becomes a Wholly Owned Qualifying Subsidiary Guarantor;

(g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), (i) acquisitions by the Borrower or any Wholly Owned Qualifying Subsidiary Guarantor of Permitted Communications Facilities located in the United States and (ii) acquisitions by the Australian Subsidiary and its Subsidiaries of Permitted Communications Facilities located in Australia;

(h) the Global Signal Acquisition;

(i) in addition to Investments otherwise expressly permitted by this Section, so long as no Default or Event of Default has occurred and is continuing (including, on a pro forma basis, pursuant to Section 7.1), Investments (i) of any type by the Borrower or any Subsidiary in an aggregate amount (net of any return of capital) not to exceed at any time the sum of (A) $125,000,000 and (B) the amount of cash contributed by Holdings to the Borrower after the Closing Date in the form of common equity and used by the Borrower solely for such purpose and (ii) in any Person that is or concurrently therewith becomes a Subsidiary, in an aggregate amount (net of any return of capital) not to exceed at any time the sum of (x) $50,000,000 and (y) the amount of cash contributed by Holdings to the Borrower after the Closing Date in the form of common equity and used by the Borrower solely for such purpose;

(j) [Intentionally Deleted]

(k) the Australian Intercompany Loans;

(l) upon and after consummation of the Global Signal Acquisition, in the case of the Global Signal 2004 Borrowers and the Global Signal 2006 Borrowers, Investments expressly permitted pursuant to the Global Signal 2004 Loan Agreement and the Global Signal 2006 Loan Agreement, as applicable;

(m) in the case of an Asset Entity, Investments expressly permitted pursuant to the Tower Notes Indenture; and

(n) Investments in the form of Swap Agreements (i) required by Section 6.9 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary) and (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, in each case, so long as such Swap Agreement is entered into in the ordinary course of Business and not for speculative purposes.

7.8 Certain Payments and Modifications of Certain Agreements.

(a) Make or offer to make any payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Permitted Borrower Subordinated Indebtedness other than the payment of such Indebtedness with the proceeds of Revolving Loans or with Excess Cash Flow not required to be applied to prepay Term Loans or reduce Revolving Commitments pursuant to Section 2.9.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) any Permitted Borrower Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon) or (ii) the agreements governing the GTE JV or the arrangements with Bell South Mobility Inc. (other than any such amendment, modification, waiver or other change that is immaterial to the interests of the Lenders), in each case in any manner adverse to the Borrower, such Subsidiary or the Lenders.

(c) Amend, modify or supplement any of its Governing Documents, unless required by law, in any manner adverse to the Borrower, any Subsidiary or the Lenders.

(d) Amend, alter or modify in any respect, or terminate or permit to expire or consent to or suffer any amendment, alteration, modification, termination or expiration of any Tower Notes Indenture Document, to the extent that any such action (including, without limitation, any amendment, alteration or modification to the Cash Trap Condition (including the definitions and required levels for the DSCR and Consolidated DSCR (each as defined in the Tower Notes Indenture))) could reasonably be expected to be adverse in any material respect to Holdings or any of its Subsidiaries or the Lenders.

(e) Upon and after consummation of the Global Signal Acquisition, amend, alter or modify in any respect, or terminate or permit to expire or consent to or suffer any amendment, alteration, modification, termination or expiration of any Global Signal Loan Document, to the extent that any such action (including, without limitation, any amendment, alteration or modification to the Cash Trap Event (including the definitions and required levels for the Debt Service Coverage Ratio or DSCR (as defined in the Global Signal 2004 Loan Agreement or the Global Signal 2006 Loan Agreement, as applicable))) could reasonably be expected to be adverse in any material respect to Holdings or any of its Subsidiaries or the Lenders.

(f) Amend, alter or modify the Global Signal Merger Agreement or any other material agreement related to the Global Signal Acquisition to the extent such action could be adverse in any material respect to Holdings or any of its Subsidiaries or the Lenders.

7.9 Transactions with Affiliates; Management Agreement and Fees. (a) Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (i) (x) otherwise permitted under this Agreement, (y) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (z) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) expressly permitted under the Tower Notes Indenture Documents, (iii) upon and after consummation of the Global Signal Acquisition, expressly permitted under the Global Signal Loan Documents, (iv) a Restricted Payment permitted by Section 7.6 or (v) a loan or advance permitted pursuant to Section 7.7(d).

(b) The Borrower shall not, and shall not permit any Subsidiary to, make or enter into, or pay any management fees pursuant to, any management or service agreement whereby management, supervision or control of its business, or any significant aspect thereof, shall be delegated to or placed in any Person other than an employee of the Borrower or a Subsidiary, other than the Management Agreements.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary.

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party (without limitation as to amount), other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreements governing any Investment in any joint venture (other than a Subsidiary) that limit the ability to grant a security interest in the Capital Stock of such joint venture, (d) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property, (e) any agreements governing any leasehold interest that limit the ability to grant a security interest in such leasehold interest, (f) restrictions in the formation agreement of the GTE JV or in the organizational documents of any Subsidiary that is not a Wholly Owned Subsidiary that limit the ability to grant a security interest in the assets of such Person, (g) the Holdings Debt Agreements, (h) any agreements containing restrictions substantially comparable to those described in clause (g) above and governing any other Indebtedness of Holdings, (i) the Tower Notes Indenture Documents, (j) the Global Signal Merger Agreement, (k) upon and after consummation of the Global Signal Acquisition, the Global Signal Loan Documents and (l) customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof.

7.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary or (c) transfer any of its assets to the Borrower or any Subsidiary, except for, in each case, such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions imposed pursuant to the Holdings Debt Agreements, the Tower Notes Indenture Documents or, upon and after consummation of the Global Signal Acquisition, the Global Signal Loan Documents, (iv) any restrictions substantially comparable to the restrictions permitted by clause (iii) above and imposed pursuant to any agreement governing any other Indebtedness of Holdings, (v) any restrictions imposed by applicable law, (vi) any restrictions imposed by the Governing Documents of Holdings or any of its Subsidiaries as in effect as of the date hereof and (vi) customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof.

7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings, the Borrower and the Subsidiaries are engaged on the Closing Date or that are reasonably related thereto.

7.15 Holding Company Status. (a) In the case of Holdings, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of Capital Stock described in clause (ii) below and (B) compliance with its obligations under the Loan Documents, the Holdings Debt Agreements and any agreement governing any other Indebtedness of Holdings or any of its Subsidiaries permitted by Section 7.2, (ii) own, lease, manage or otherwise operate any properties or assets other than cash, Cash Equivalents and the Capital Stock of the Borrower or any other Person (so long as, in the case of any such Person that is a Subsidiary of Holdings, such Subsidiary is either an Unrestricted Holdings Subsidiary or an Unrestricted Subsidiary SPV) or (iii) permit any Subsidiary of any Unrestricted Subsidiary SPV not to qualify as an Unrestricted Subsidiary at any time. It is understood and agreed that this Section 7.15(a) shall not prevent Holdings from (x) performing management and administrative functions of the type performed by it as of the Closing Date or (y) incurring Indebtedness permitted by Section 7.2 or issuing Capital Stock.

(b) In the case of the Borrower, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of Capital Stock described in clause (ii) below and (B) compliance with its obligations under the Loan Documents and any agreement governing any other Indebtedness of the Borrower or any of its Subsidiaries permitted by Section 7.2 and (ii) own, lease, manage or otherwise operate any properties or assets other than cash, Cash Equivalents, Investments permitted under Section 7.7 and the Capital Stock of the Subsidiaries. It is understood and agreed that this Section 7.15(b) shall not prevent the Borrower from (x) performing management and administrative functions of the type performed by it as of the Closing Date or (y) incurring Indebtedness permitted by Section 7.2.

7.16 Communications Tower Facilities. Hold any communications tower facilities located in the United States, whether now owned or hereafter acquired, other than in a Tower SPV.

7.17 Unrestricted Subsidiary Capital Stock; GTE JV Capital Stock.

(a) Hold any of the Capital Stock of an Unrestricted Subsidiary other than in an Unrestricted Subsidiary SPV.

(b) Hold any of the Capital Stock of the GTE JV owned directly or indirectly by the Borrower other than in Crown Castle GT Corp.

7.18 GTE JV and Crown Castle GT Corp.; Tower SPVs and Unrestricted Subsidiary SPVs; Australian Subsidiary.

(a) Permit the GTE JV or Crown Castle GT Corp. to incur or suffer to exist any Indebtedness or create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired.

(b) Permit any Subsidiary that is not a Wholly Owned Subsidiary (or any Subsidiary thereof), Tower SPV or Unrestricted Subsidiary SPV to incur or suffer to exist any Indebtedness or create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, in each case other than pursuant to the Loan Documents to which it is a party.

(c) Permit the direct parent of the Australian Subsidiary (or any Subsidiary thereof) to incur or suffer to exist any Indebtedness or create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, in each case other than (i) pursuant to the Loan Documents to which it is a party and (ii) the Australian Intercompany Loans.

7.19 Designation of Unrestricted Subsidiaries as Subsidiaries. If a Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), designate an Unrestricted Subsidiary as a Subsidiary. Notwithstanding anything to the contrary contained in this Agreement, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, pursuant to Section 7.1), the Borrower may designate an Unrestricted Subsidiary as a Subsidiary.

7.20 Designation of Subsidiaries as Unrestricted Subsidiaries. Designate a Subsidiary as an Unrestricted Subsidiary other than concurrently with the creation or acquisition thereof.

7.21 Capital Expenditures. Make Capital Expenditures in an aggregate amount in excess of $350,000,000 in any fiscal year, provided that 50% of such amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(g) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) Holdings, the Borrower or any of their respective Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Contingent Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto (giving effect to any applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

(f) (i) Holdings, the Borrower or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed pursuant to Section 4042(b) of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings, the Borrower or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents on any Collateral with a fair value in excess of $500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) (i) any event of default shall occur under any of the Tower Notes Indenture Documents or (ii) upon and after consummation of the Global Signal Acquisition, any event of default shall occur under any of the Global Signal Loan Documents; or

(m) any Cash Trap Condition or, upon and after consummation of the Global Signal Acquisition, Cash Trap Event shall occur or exist and the Borrower and Holdings do not have sufficient cash or Cash Equivalents available as of the date of such occurrence or at any time such condition exists to pay scheduled interest on each of their outstanding Indebtedness (excluding the Tower Notes, the Global Signal 2004 Loan and the Global Signal 2006 Loans) during the succeeding six months;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent may, or upon the request of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower or the other Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of the Administrative Agent or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any promissory note evidencing Loans as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, (a) the Majority Facility Lenders with respect to the Revolving Facility or (b) all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, (a) the Majority Facility Lenders with respect to the Revolving Facility or (b) all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, bookrunner or arranger and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Other Agents; Lead Arrangers. None of the Lenders identified on the cover page or signature pages of this Agreement as a “bookrunner” or “lead arranger” shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Except as reasonably necessary to effect Term Loans pursuant to Section 2.23 of this Agreement, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending, supplementing or modifying any provisions of, or adding any provisions to, this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or other amount payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting or consent rights of any Lender under this Section 10.1 or any other Section of this Agreement without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations hereunder, in each case without the written consent of all Lenders, or reduce any percentage specified in the definition of Majority Facility Lender without the consent of each Lender under the affected Facility or reduce any Lender’s Revolving Percentage without the consent of such Lender; (iv) amend, modify or waive any condition precedent to any extension of credit under any Facility set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to such Facility; provided that a waiver of any such condition precedent relating to an existing Default or Event of Default under Section 8(a) shall require the written consent of all Lenders; (v) reduce the amount, or change the order of application, of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each adversely affected Facility; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent and any bookrunner or arranger affected thereby; (viii) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender; (x) amend, modify or waive any provision of Section 2.15(a), (b), (c) or (h) without the written consent of each Lender directly affected thereby; (xi) effect any waiver, amendment or modification that by its terms adversely affects (A) the Revolving Lenders’ rights to payments or with respect to the Collateral disproportionately from those rights of the Term Lenders or (B) the Term Lenders’ rights to payments or with respect to the Collateral disproportionately from those rights of the Revolving Lenders, in each case without the consent of the Majority Facility Lenders under the Facility so adversely affected; or (xii) amend any provision of Section 10.7(a) without the consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Crown Castle International Corp. 510 Bering Drive, Suite 600 Houston, Texas 77057 Attention: Treasurer and General Counsel Telecopy: (713) 570-3150 Telephone: (713) 570-3000

The Borrower:	Crown Castle Operating Company 510 Bering Drive, Suite 600 Houston, Texas 77057 Attention: Treasurer and General Counsel Telecopy: (713) 570-3150 Telephone: (713) 570-3000

The Administrative Agent:	The Royal Bank of Scotland plc 101 Park Ave. New York, NY 10178 Attention: Matthew Wilson Loan Markets Agency Telecopy: (212) 401-1478 Telephone: (212) 401-1412

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents, trustees and investment advisers and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the Commitments, use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower, any of their respective Subsidiaries or any of their properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the Subsidiaries not to assert, and hereby waives and agrees to cause the Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Treasurer and General Counsel (Telephone No. (713) 570-3000) (Telecopy No. (713) 570-3150), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to reasonably work cooperatively with the Borrower with a view to minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel will be used. Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrower (not to be unreasonably withheld).

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Subsidiary Guarantors, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans under any Facility, the amount of the Revolving Commitment or

Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of the Revolving Loans, or $1,000,000, in the case of the Term Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required (x) if an Event of Default has occurred or (y) prior to the earlier of 30 days following the Closing Date or the date on which the Administrative Agent notifies the Borrower that the Facilities have been syndicated and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of simultaneous assignments by or to related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and any tax forms required by Section 2.17(d) as well as all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and any tax forms required by Section 2.17(d) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to the Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(d) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue promissory notes to any Lender requiring such notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, in connection with any obligations of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Such indemnity shall survive the repayment of all Obligations and the termination of the Commitments.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Contingent Obligations (i) to the extent necessary to permit consummation of any transaction not inconsistent with any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than Obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated, no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality.

(a) Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, any Affiliate of any Lender or any Approved Fund, (b) to any (i) actual or prospective Transferee, (ii) Swap Agreement counterparty or (iii) direct or indirect contractual counterparty in swap agreements (or such contractual counterparty’s professional advisor), in each case that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of this Section), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) Notwithstanding anything herein to the contrary, each party hereto (and any employee, representative or other agent of each party hereto) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided that no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each Subsidiary to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 11. GUARANTY

11.1 Guaranty; Limitation of Liability.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Guarantor now or hereafter existing under or in respect of this Agreement or any Loan Document (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guarantied Obligations”), and agrees to pay any and all expenses incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement or any Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guarantied Obligations and would be owed by any other Loan Party to the Administrative Agent or any Lender under or in respect of this Agreement and the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of the Guarantors, the Administrative Agent and the Lenders hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid in respect of this Agreement and the Loan Documents.

11.2 Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of this Agreement and the Loan Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guarantied Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Guaranty is a present and continuing, absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor jointly and severally with any other Guarantor of the Guarantied Obligations. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guarantied Obligations or any other Obligations of any other Loan

Party under or in respect of this Agreement or the Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any Loan Document, including, without limitation, any increase in the Guarantied Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release, subordination or non-perfection of any Collateral, or any taking, release, subordination or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guarantied Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guarantied Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guarantied Obligations or any other Obligations of any Loan Party under this Agreement or the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdings or any of its Subsidiaries or its assets or any resulting release or discharge of any Guarantied Obligation;

(f) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transaction;

(g) any provision of applicable law purporting to prohibit the payment or performance by any Loan Party of the Guarantied Obligations;

(h) any failure of the Administrative Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release, subordination or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guarantied Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Holdings or any of its Subsidiaries or otherwise, all as though such payment had not been made.

11.3 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guarantied Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale to the extent permitted by applicable law, and each Guarantor hereby waives, to the extent permitted by applicable law, any defense to the recovery by the Administrative Agent and the Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Holdings or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Loan Documents and that the waivers set forth in Section 11.2 and this Section 11.3 are knowingly made in contemplation of such benefits.

11.4 Subordination.

(a) Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 11.1(c) or otherwise) or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower, any other Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guarantied Obligations have been paid in full and the Lenders have no further obligation to extend credit pursuant hereto.

(b) Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party, including pursuant to Section 11.1(c) (collectively, the “Subordinated Obligations”), are hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party hereunder and under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 11.4(b):

(i) no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations prior to payment in full in cash of the Obligations and the termination of this Agreement.

(ii) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(iii) After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent for application to the Guarantied Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv) After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guarantied Obligations (including any and all Post Petition Interest), and (B) to require any Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guarantied Obligations (including any and all Post Petition Interest).

(c) If any amount shall be paid to any Guarantor in violation of this Section 11.4, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantied Obligations and all other amounts payable under this Agreement or any of the Loan Documents, whether matured or unmatured, in accordance with the terms of this Agreement or any of the Loan Documents, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Agreement or any of the Loan Documents thereafter arising.

11.5 Continuing Guaranty. This Guaranty is a continuing agreement of each Guarantor and shall: (a) be binding upon such Guarantor, its successors and assigns and (b) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

CROWN CASTLE OPERATING COMPANY

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

CROWN CASTLE OPERATING LLC

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent and as a Revolving Lender

By:	/s/ Andrew Wynn
Name:	Andrew Wynn
Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Jennifer A. O’Brien
Name:	Jennifer A. O’Brien
Title:	Vice President

MORGAN STANLEY BANK, as a Revolving Lender

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory, Morgan Stanley Bank

JPMORGAN CHASE BANK, N.A., as a Revolving Lender

By:	/s/ Chrisotphe Vohmann
Name:	Chrisotphe Vohmann
Title:	Vice President

CALYON New York Branch, as a Revolving Lender

By:	/s/ Michael George
Name:	Michael George
Title:	Managing Director

By:	/s/ John McCloskey
Name:	John McCloskey
Title:	Managing Director

LEHMAN BROTHERS COMMERCIAL BANK, as a Revolving Lender

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Vice President

WACHOVIA BANK, N.A., as a Revolving Lender

By:	/s/ Scott Suddreth
Name:	Scott Suddreth
Title:	Vice President

Annex A

PRICING GRID FOR REVOLVING LOANS AND

SWINGLINE LOANS

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	2.000%	1.000%
II	1.875%	0.875%
III	1.750%	0.750%
IV	1.625%	0.625%

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of one full fiscal quarter of Holdings after the Closing Date and on each subsequent Adjustment Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 6.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margin opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 8.00 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 8.00 to 1.00 but greater than or equal to 7.50 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 7.50 to 1.00 but greater than or equal to 7.00 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 7.00 to 1.00.